EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and among
APRIA HOLDINGS LLC,
APRIA FINANCE HOLDINGS, INC.,
APRIA HEALTHCARE GROUP INC. (solely for the purposes of Section 6.13 and the applicable provisions of Article VIII),
OCEAN ACQUISITION SUB, L.L.C.
AND
CVS CAREMARK CORPORATION (solely for the purposes of Section 6.11)

Dated as of November 26, 2013

Table of Contents
Page
ARTICLE I
DEFINITIONS

SECTION 1.1.	Definitions	1
SECTION 1.2.	Rules of Construction	19

ARTICLE II
PURCHASE AND SALE OF SHARES

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

-i-

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE VI
COVENANTS

-ii-

ARTICLE VII
CONDITIONS TO CONSUMMATE CLOSING

SECTION 7.1.	Conditions to all Parties' Obligations	71
SECTION 7.2.	Conditions to Buyer's Obligations	71
SECTION 7.3.	Conditions to the Seller Parties' Obligations	73
SECTION 7.4.	Waiver of Conditions	74
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
ARTICLE IX
TERMINATION

SECTION 9.1.	Termination	81
SECTION 9.2.	Termination Fee	82
SECTION 9.3.	Effect of Termination	82
ARTICLE X
MISCELLANEOUS

-iii-

-iv-

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 26, 2013, by and among Apria Holdings LLC, a Delaware limited liability company (“Seller”), Apria Finance Holdings, Inc., a Delaware corporation (the “Company” and, together with Seller, the “Seller Parties”), Apria Healthcare Group Inc., a Delaware corporation (“AHG”, which has executed this Agreement solely for the purpose of agreeing to be bound by Section 6.13 and Article VIII), Ocean Acquisition Sub, L.L.C., a Delaware limited liability company (“Buyer”), and CVS Caremark Corporation, a Delaware corporation (“Parent”, which has executed this Agreement solely for the purpose of agreeing to be bound by Section 6.11).
WHEREAS, Seller is the record owner of all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 100 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”);
WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer all of such Shares;
WHEREAS, on the Closing Date, Seller and Buyer will, or will cause one or more of its Affiliates to, effect the steps set forth in Exhibit A attached hereto (collectively, the “Restructuring”) in all material respects as set forth therein;
WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and
WHEREAS, the parties recognize, intend and contemplate that (x) the purchase and sale of the Shares pursuant to and in accordance with the terms of this Agreement is the type of transaction contemplated by Section 546(e) of Title 11 of the United States Code, and (y) the parties shall be entitled to the protections afforded thereby.
NOW, THEREFORE, in consideration of the promises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.    Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:
“Accounting Firm” has the meaning ascribed to it in Section 2.5(c).

“Actions or Proceedings” means any claim, action, suit, arbitration, proceeding or Governmental Authority investigation, audit or inquiry, in each case whether civil, criminal, administrative or investigative.
“Additional Financing Costs” has the meaning ascribed to it in Section 6.6(b).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; provided that no Blackstone Fund, Blackstone Account or Blackstone Portfolio Company shall be deemed an Affiliate of Seller or the Company, it being understood that neither Seller nor any of Seller’s Subsidiaries (including the Company and the Company Subsidiaries) shall be deemed to be a Blackstone Fund, Blackstone Account or Blackstone Portfolio Company for any purpose under this Agreement.
“Agreement” has the meaning ascribed to it in the Preamble.
“AHG” has the meaning ascribed to it in the Preamble.
“Alternative Financing” has the meaning ascribed to it in Section 6.6(b).
“Amended and Restated ABL Facility” means the Amended and Restated Credit Agreement, dated as of August 8, 2011, among Sky Acquisition LLC, Apria Healthcare Group Inc., the other borrowers from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Joint Lead Arrangers and Joint Bookrunners named therein (as may be further amended or supplemented from time to time).
“Amended and Restated AHNY Enteral Contribution and Assumption Agreement” means the Amended and Restated AHNY Enteral Contribution and Assumption Agreement being entered into between Apria Healthcare LLC and Coram LLC on the date hereof, which is attached hereto as Exhibit B(i).
“Amended and Restated Enteral Contribution and Assumption Agreement” means the Amended and Restated Enteral Contribution and Assumption Agreement being entered into between Apria Healthcare LLC, Apria Healthcare Group Inc. and Coram LLC on the date hereof, which is attached hereto as Exhibit B(ii).
“Amended and Restated IT Transition Services Agreement” means the information technology transition services agreement to be entered into on the Closing Date between Apria Healthcare Group Inc. and Coram LLC, in the form attached hereto as Exhibit C.
“Amended and Restated Operational Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date between Apria Healthcare LLC and Coram LLC, in the form attached hereto as Exhibit D.

“Ancillary Agreements” means the Amended and Restated Operational Transition Services Agreement, the Amended and Restated IT Transition Services Agreement and the Contribution Agreements.
“Annual Carryforward Payment Amount” has the meaning set forth in Section 6.7(h)(i)(A).
“Annual Carryforward Tax Savings” has the meaning set forth in Section 6.7(h)(i)(B).
“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; (e) any other applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade; and (f) any applicable Law that requires one or both parties to certain mergers, acquisitions and joint ventures to submit notifications to Governmental Authorities charged with enforcing any applicable Laws specified in (a) through (e) of this definition (commonly known as merger control).
“Applicable Courts” has the meaning ascribed to it in Section 10.11(b).
“Apria Business” means the business of providing home respiratory therapy products and services and home medical equipment (including for purposes of negative pressure wound therapy) and including respiratory drugs and other medications compounded by Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) in connection with their home respiratory therapy businesses.
“Apria Liabilities” means Liabilities, whether arising before or after the Closing, primarily arising out of or primarily relating to the conduct of the Apria Business prior to the Closing by the Seller and its Subsidiaries (including the Company and the Company Subsidiaries), but in no event shall the Apria Liabilities be deemed to include (x) any obligations of Coram LLC or its Subsidiaries under the Assignment Agreements or (y) any obligations of Coram LLC or its Subsidiaries under the Transition Services Agreements (as they may be amended or supplemented from time to time).
“Assignment Agreements” means the Non-Transferable Relationship Proceeds Assignment Agreement dated as of July 1, 2013 between Apria Healthcare, Inc. and Coram LLC, the Intercompany Subcontract Enteral Nutrition Therapy Services (for Kaiser Foundation Healthplan Inc. Agreements) dated as of July 1, 2013 between Apria Healthcare, Inc. and certain subsidiaries of Coram LLC and agreements set forth on Exhibit K.
“Balance Sheet Principles” has the meaning ascribed to it in Section 2.5(e).
“Base Purchase Price” means $2,100,000,000.
“Blackstone Account” means any individual non-pooled managed account, investment vehicle or other financial product or structure through which The Blackstone Group

L.P. or any of its Affiliates manages any single investor’s capital or controls the investment adviser or investment manager who manages such investor’s capital (whether directly or indirectly), irrespective of strategy, investment objective, account type or fee or other compensation structure.
“Blackstone Fund” means any pooled investment fund, vehicle, or account (i) for which The Blackstone Group L.P. or any of its Affiliates either acts as a general partner, trustee, manager or managing member (or in a similar capacity) or controls such general partner, trustee, manager or managing member or (ii) for which The Blackstone Group L.P. or any of its Affiliates either acts as an investment adviser, investment manager or controls such investment adviser or investment manager, or otherwise provides investment advisory or sub-advisory services.
“Blackstone Portfolio Company” means any Person (other than Seller, the Company and their respective Subsidiaries) in which any Blackstone Fund or Blackstone Account makes an investment from time to time (other than another Blackstone Fund or Blackstone Account) or which is an underlying or reference asset of any derivative security or other financial instrument in which any Blackstone Fund or Blackstone Account is invested at any time (other than another Blackstone Fund or Blackstone Account).
“Bridge Loan” has the meaning set forth in Section 3.8(a).
“Bridge Loan Commitment” has the meaning set forth in Section 3.8(a).
“Bridge Loan Costs” has the meaning set forth in Section 6.6(b).
“Bridge Loan Facility” has the meaning set forth in Section 3.8(a).
“Bridge Loan Payoff Amount” has the meaning ascribed to it in Section 2.4(a).
“Bridge Loan Payoff Letter” has the meaning ascribed to it in Section 6.6(d).
“Business” means the business of providing home and alternate site infusion therapy products and services, including total parenteral nutrition services, related infusion pumps and supplies, injectable medications and enteral nutrition formulas and related equipment, supplies and clinical management programs (also known as tube feeding), and selling or furnishing specialty pharmaceuticals, including compounded drugs (except for respiratory drugs and other medications compounded by Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) in connection with the Apria Business).
“Business Day” means a day other than Saturday, Sunday and any day on which banks located in the State of New York are authorized or obligated by applicable Law to close.
“Buyer” has the meaning ascribed to it in the Preamble.
“Buyer Claim Notice” has the meaning set forth in Section 8.12(a).
“Buyer Consents and Approvals” has the meaning ascribed to it in Section 5.3.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer on the date hereof and attached to this Agreement and made an integral part hereof.
“Buyer Fundamental Representations and Warranties” means the representations and warranties of Buyer set forth in Section 5.2 (Authorization), Section 5.8 (Solvency) and Section 5.9 (No Brokers).
“Buyer Indemnified Parties” has the meaning ascribed to it in Section 8.2.
“Buyer Indemnity Claim” has the meaning set forth in Section 8.12(a).
“Buyer Material Adverse Effect” has the meaning ascribed to it in Section 5.1.
“Buyer Retained Records” has the meaning ascribed to it in Section 6.4(c).
“Cap” means $72,500,000.
“Carryforward Limitations” has the meaning set forth in Section 6.7(h)(v)(C).
“Carryforward NOLs” has the meaning set forth in Section 6.7(h)(i)(C).
“Cash” means, as of the close of business on the day immediately preceding the Closing Date, the Company’s and the Company Subsidiaries’ combined amount of (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds having original maturities of three months or less at date of purchase and (iii) investment grade money market securities and bank certificates of deposit having original maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution. For the avoidance of doubt, (a) Cash shall be calculated net of uncleared checks and drafts issued by the Company or the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date that are no longer in the Company’s possession, and (b) Cash shall include checks and drafts received by the Company or the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date but not yet deposited, as well as amounts credited as available funds to the accounts of the Company or the Company Subsidiaries by the applicable bank(s) as of the close of business on the day immediately preceding the Closing Date, and (c) if any of the Company and the Company Subsidiaries pays in cash the Bridge Loan Costs before the close of business on the day immediately preceding the Closing Date, such Bridge Loan Costs shall not be treated as a deduction for purposes of calculating the Cash.
“Claim Amount” has the meaning ascribed to it in Section 8.5(a).
“Claim Basis” has the meaning ascribed to it in Section 8.5(a).
“Claim Notice” has the meaning ascribed to it in Section 8.5(a).
“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.
“Closing Date Balance Sheet” has the meaning ascribed to it in Section 2.5(b).
“Closing Working Capital” has the meaning ascribed to it in Section 2.5(b).
“COBRA” has the meaning ascribed to it in Section 4.11(g).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning ascribed to it in the Preamble.
“Company Accreditation Surveys” has the meaning ascribed to it in Section 4.19(b).
“Company Audited Financial Statements” has the meaning ascribed to it in Section 4.6(a).
“Company Business” means the Business as conducted by Seller and its Subsidiaries, including the Company and the Company Subsidiaries.
“Company Consents and Approvals” has the meaning ascribed to it in Section 4.4.
“Company Disclosure Schedules” means the disclosure schedules delivered to Buyer on the date hereof and attached to this Agreement.
“Company Employee” means any current or former employee (including officers) of the Company and the Company Subsidiaries.
“Company Employee Plans” has the meaning ascribed to it in Section 4.11(a).
“Company Financial Statements” has the meaning ascribed to it in Section 4.6(a).
“Company Government Reimbursement Audits” has the meaning ascribed to it in Section 4.19(b).
“Company Intellectual Property” has the meaning ascribed to it in Section 4.13(a).
“Company Leased Real Property” has the meaning ascribed to it in Section 4.14(b).
“Company Leases” has the meaning ascribed to it in Section 4.14(b).
“Company Material Adverse Effect” shall mean any event, change, effect or circumstance that (a) is materially adverse to the financial condition, results of operations, assets, liabilities or properties of the Company and the Company Subsidiaries, taken as a whole, or (b) is materially adverse to Seller’s and the Company’s ability to consummate on or prior to the Termination Date the transactions contemplated by this Agreement or perform their respective obligations hereunder; provided that, no event, change, effect or circumstance, to the extent arising out of any of the following, shall be deemed to constitute a Company Material Adverse Effect:
(i)    any change in the financial or securities markets (including any disruption thereof and any decline in the price of any market index) or credit markets (including changes in prevailing interest rates) or general economic conditions in the United States;
(ii)    any industry-wide change in the Business in the United States generally;
(iii)    any armed hostilities, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or other similar events, or any escalation or worsening of any such acts or events;
(iv)    natural disasters or “acts of God”;
(v)    changes or proposed changes in GAAP or in any applicable Law (including the introduction or enactment of any legislation or the proposal or adoption of any rule or regulation affecting Medicare or Medicaid reimbursement, competitive bidding, drug compounding or other aspects of the healthcare industry), Order or any Antitrust Law (including, in each case, any interpretation thereof by any applicable Governmental Authority);
(vi)    any failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood and agreed that the underlying facts and circumstances that cause such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);
(vii)    the taking of any action expressly contemplated by this Agreement, other than the Restructuring, or taken at the written request of Buyer or its Affiliates; or
(viii)    the impact of the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including from the identity of Buyer) on relationships, contractual or otherwise, with customers, suppliers, distributors, payors, partners, employees (including any employee departures or labor union or labor organization activity), Governmental Authorities or their contractors, or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company Business; provided that, for purposes of the last instance of the term “Company Material Adverse Effect” in Section 7.2(A)(a)(x), the exceptions in this clause (viii) shall not apply to any breach of Sections 3.3, 3.4, 4.4 and 4.5 insofar as such representations address the consequences of the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby;

except, in the cases of clause (i), (ii), (iii), (iv) or (v), to the extent that such events, changes, effects or circumstances disproportionately and adversely affect the Company and the Company Subsidiaries relative to other businesses in the industry in which the Company and the Company Subsidiaries operate in the United States.
“Company Material Contracts” has the meaning ascribed to it in Section 4.15(a).
“Company Subsidiaries” means the entities listed in Exhibit E attached hereto.
“Company Unaudited Financial Statements” has the meaning ascribed to it in Section 4.6(a).
“Competing Business” means a business engaged in the Business in the United States and/or its territories and possessions.
“Confidentiality Agreement” means the letter agreement, dated November 27, 2012, between Apria Healthcare Group Inc. and CVS Pharmacy, Inc., as further amended from time to time.
“Consent” means, as the context requires, all consents, authorizations, novations, orders, waivers, approvals, accreditations, certificates, declarations, grants or expirations of waiting periods in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.
“Continuing Employee” has the meaning ascribed to it in Section 6.5(a).
“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).
“Contribution Agreements” means the Amended and Restated Enteral Contribution and Assumption Agreement and the Amended and Restated AHNY Enteral Contribution and Assumption Agreement.
“Control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and, in any event and without limitation of the foregoing, any Person owning fifty percent (50%) or more of the voting securities of another Person or having the ability to nominate, designate or elect a majority of the members of that Person’s board of directors, board of managers or other similar governing body, shall be deemed to Control that Person.
“Coram Liabilities” means Liabilities, whether arising before or after the Closing, primarily arising out of or primarily relating to the conduct of the Business prior to the Closing by the Seller and its Subsidiaries (including the Company and the Company Subsidiaries), but in no event shall the Coram Liabilities be deemed to include (x) any obligations of Apria Healthcare LLC under the Assignment Agreements or (y) any obligations of Apria Healthcare LLC or Apria Healthcare Group Inc. under the Transition Services Agreements (as they may be amended or supplemented from time to time).

“Covered Employees” has the meaning ascribed to it in Section 6.13(b).
“Current Assets” has the meaning ascribed to it in Section 2.5(e).
“Current Liabilities” has the meaning ascribed to it in Section 2.5(e).
“Deductible Amount” has the meaning ascribed to it in Section 8.4(b).
“Direct Claim” has the meaning ascribed to it in Section 8.6.
“Disallowed Carryforward Amount” has the meaning set forth in Section 6.7(h)(i)(D).
“Disallowed Carryforward NOLs” has the meaning set forth in Section 6.7(h)(i)(E).
“Disclosure Schedules” means the Company Disclosure Schedules, the Seller Disclosure Schedules and the Buyer Disclosure Schedules.
“Disqualified Individuals” has the meaning ascribed to it in Section 6.5(d).
“DMEPOS” means “Durable Medical Equipment, Prosthetics, Orthotics and Supplies” as defined by the Centers for Medicare and Medicaid Services (CMS).
“DOJ” means the United States Department of Justice.
“Employee Payment” means any amounts payable (whether or not accrued) (1) in respect of 2013 annual bonuses to Company Employees under the applicable Employee Plans (whether or not such bonuses have been paid prior to the Closing Date), (2) pursuant to the Company’s Long-Term Incentive and Retention Program, (3) in respect of retention arrangements entered into with 70 Company Employees prior to the date hereof, and (4) as payments described in Section 1.1(a) of the Company Disclosure Schedules (including, in each case, the employer’s portion of applicable payroll taxes that become payable in connection with such amounts). Notwithstanding anything to the contrary in this Agreement, the parties agree to treat and report, and to cause their Affiliates to treat and report, any Tax deduction in respect of any Employee Payment (except to the extent such payments are included in the computation of Working Capital) as attributable to taxable periods after the Closing Date, unless otherwise required by Law.
“Employee Plan” has the meaning ascribed to it in Section 4.11(a).
“Enteral Contribution and Assumption Agreement” means the Enteral Contribution and Assumption Agreement, dated as of July 1, 2013, between Apria Healthcare, Inc. and Coram LLC (as it may be amended or supplemented from time to time).
“Environmental Laws” means all Laws, environmental permits, governmental orders, and legally binding agreements related to the presence, use, management, transportation or disposal of, or exposure to, any Hazardous Substances or to pollution or protection of endangered species, natural resources, human health and worker health and safety (to the extent related to exposure to Hazardous Substances or the environment), or the environment, or that regulate product content and end of life disposal or the use of any harmful or deleterious substances in products.
“Equity Interest” means, with respect to any Person, any share or other similar interest, however designated, in the equity of such Person, including capital stock, partnership interests, membership interests, and any option or warrant with respect thereto and any other right to acquire any such interest and any securities or other rights convertible into, or exercisable or exchangeable for, any such interest.
“Equity Purchase Price” has the meaning ascribed to it in Section 2.5(b).
“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity or trade or business, any trade or business, whether or not incorporated, under common control with such entity or trade or business and that, together with such entity or trade or business, is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Escrow Amount.
“Escrow Agent” means JPMorgan Chase Bank, N.A. or any successor escrow agent under the Escrow Agreement in accordance with the terms thereof.
“Escrow Agreement” means the escrow agreement substantially the form attached hereto as Exhibit F, as may be amended from time to time in accordance with the terms thereof.
“Escrow Amount” means an amount equal to the Cap.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Judgment” means any order or judgment by a court of competent jurisdiction which has become a final order or judgment from which no appeal has been or can be had.
“Final Survival Date” means the later of (i) twelve (12) months after the Closing Date and (ii) March 31, 2015.
“Financing Source” means any Person that has committed to provide or otherwise entered into agreements with Seller in connection with the Bridge Loan financing, including the parties to the Bridge Loan Commitment (including, for the avoidance of doubt, any Alternative Financing pursuant to Section 6.6(b)) and any joinder agreements or credit agreements related thereto.
“Form of Working Capital Statement” has the meaning set forth in Section 2.5(e).
“FTC” means the United States Federal Trade Commission.

“Funding Time” has the meaning set forth in Section 6.6(b).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means, with respect to any Person, any executive, legislative, judicial, regulatory or administrative court, tribunal, arbitrator, authority, agency, commission, department, board, official or other instrumentality of the United States or its territories, including Guam, American Samoa, U.S. Virgin Islands, Northern Mariana Islands and Puerto Rico, any foreign country, any domestic or foreign state, county, city or other political subdivision, or any transnational authority, having jurisdiction over such Person or its properties or assets.
“Guaranteed Obligations” has the meaning set forth in Section 6.11.
“Hazardous Substance” means any substance, material or waste that is regulated under any Environmental Law, including those listed, defined, designated, or classified as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, pharmaceutical compounds, regulated medical waste, biohazards, petroleum and each of its fractions and byproducts, polychlorinated biphenyls, asbestos or asbestos-containing materials, toxic molds and urea formaldehyde insulation.
“Health Care Law” means any Law of any Governmental Authority pertaining to health regulatory matters applicable to the operations of the parties hereto and their Subsidiaries, including, without limitation, (a) Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et. seq.; (b) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (c) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (d) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (e) 42 U.S.C. §§ 1320d through 1320d-8 and 45 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” and Pub. L. No. 111-5, commonly referred to as the Health Information and Technology for Economic and Clinical Health Act, which is commonly referred to as the “HITECH Act”; (f) any conduct for which debarment is required or authorized under 21 U.S.C. § 335a; (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003; (h) Medicare (Title XVIII of the Social Security Act); (i) Medicaid (Title XIX of the Social Security Act); (j) the Prescription Drug Marketing Act of 1987; (k) the Deficit Reduction Act of 2005; (l) the Controlled Substances Act; (m) the Food and Drug Administration Modernization Act of 1997; (n) the Medicare Improvements for Patients and Providers Act of 2008; and (o) the Patient Protection and Affordable Care Act of 2010.
“Health Care Permit” means any and all licenses, permits, authorization, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and/or any other permit or permission, which are material to or legally required for the operation of the Company Business or in connection with the ability to own, lease, operate or manage any of the property, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Health Care Law.
“Holdback Amount” has the meaning set forth in Section 6.7(h)(ii)(B).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including Transfer Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; (b) all U.S., state, local or non-U.S. franchise Taxes; and (c) including in the case of each of (a) and (b) above, any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.
“Indebtedness” means, as of any date, without duplication, with respect to any Person, such Person’s combined amount of: (i) issued and outstanding indebtedness for borrowed money, including amounts drawn down under letters of credit, banker’s acceptance or similar facilities, and indebtedness evidenced by a note, bond, debenture or similar instrument (but excluding trade payables incurred in the ordinary course of business), including, in each case, any principal, accrued and unpaid interest, premium, penalty or other payment; (ii)  the deferred purchase price of goods and services (but excluding trade payables incurred in the ordinary course of business); (iii) capital leases; (iv) the amount of any net payments due upon settlement of outstanding hedges, swaps or similar arrangements assuming such arrangements were to be settled on such date; and, without duplication, (v) any guarantee of any such obligations described in clauses (i) through (iv) of this definition by such Person.
“Indemnified Parties” has the meaning ascribed to it in Section 8.3.
“Indemnifying Party” has the meaning ascribed to it in Section 8.5(a).
“Indenture” means the Indenture, dated May 27, 2009, among Apria Healthcare Group Inc., the Guarantors named on the signature pages thereto and U.S. Bank National Association, as Trustee, as subsequently amended three times (and as may be further amended or supplemented from time to time).
“Independent Accountant” has the meaning set forth in Section 6.7(h)(v)(C).
“Initial Equity Purchase Price” shall be an amount equal to (i) the Base Purchase Price, plus (ii) Cash, minus (iii) the Indebtedness of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date, other than Indebtedness that will be, and thereafter is, paid and discharged on the Closing Date, minus (iv) Transaction Expenses, other than those that are the subject of the Transaction Expenses Payoff Amount, plus (v) the Working Capital Overage, if any, and minus (vi) the Working Capital Underage, if any.
“Initial Termination Date” has the meaning set forth in Section 9.1(b).

“Intellectual Property” means all worldwide intellectual and industrial property rights, including patents, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrights and copyrighted or copyrightable works (including source code, computer programs and related documentation), trademarks, trade names, service marks, brand names, domain names, trade dress, website URLs, logos, slogans and other indicators of source or origin, trade secrets and any other information that derives independent economic value from not being generally known to the public, industrial models, designs, methodologies, technical, test, marketing and other confidential information, manufacturing, engineering and technical drawings, know-how, formulae, processes, written policies and procedures, research and invention records, test information, surveys and technology, proprietary clinical outcome tools, reports, and all applications, registrations, provisionals, divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals, foreign counterparts and equivalents of the foregoing.
“Interim Tax Period” has the meaning ascribed to it in the definition of “Seller Taxes” in this Section 1.1.
“Knowledge of the Company” or “Knowledge of Seller” means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Schedules.
“Knowledge of Buyer” means the actual knowledge of the individuals listed in Section 1.1 of the Buyer Disclosure Schedules.
“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, formal written guidance, codes, permits and other authorizations and approvals, Orders, rulings, directives, awards, written standards and other written pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any other Governmental Authority.
“Liability” means, with respect to any Person, any debt, liability or obligation of such Person of any type, whether known or unknown, asserted or un-asserted, determined, determinable or otherwise, absolute or contingent, accrued or un-accrued, liquidated or un-liquidated, due or to become due and whether or not required under GAAP to be reflected on the financial statements of such Person.
“Liens” means any mortgage, pledge, security interest, lien, claim, restriction, levy, charge or other encumbrance of any kind.
“Losses” has the meaning ascribed to it in Section 8.2.
“Multiemployer Plan” has the meaning ascribed to it in Section 4.11(d).
“Multiple Employer Plan” has the meaning ascribed to it in Section 4.11(d).
“NOL Contest” has the meaning ascribed to it in Section 6.7(h)(vii).
“Notice of Disagreement” has the meaning ascribed to it in Section 2.5(c).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).
“Parachute Payment” has the meaning ascribed to it in Section 6.5(d).
“Parent” has the meaning ascribed to it in the Preamble.
“Permit” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, accreditations or other authorizations of any Governmental Authority.
“Permitted IP Liens” means any non-exclusive licenses to use any Company Intellectual Property granted by the Company or any of the Company Subsidiaries to their respective customers in the ordinary course of business.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
“PLR” means the private letter ruling received by the Company from the Internal Revenue Service dated July 2, 2012.
“Potential Disallowed Carryforward Amount” has the meaning set forth in Section 6.7(h)(ii)(B).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Prior Service” has the meaning ascribed to it in Section 6.5(c).
“Programs” has the meaning ascribed to it in Section 4.18(c).
“Prohibitive Order” has the meaning ascribed to it in Section 7.1(b).
“Registered Company IP” has the meaning ascribed to it in Section 4.13(a).
“Registered Intellectual Property” means all trademark registrations, trademark applications, copyright registrations, applications for copyright registration, domain name registrations, issued patents and patent applications (including, without limitation, all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights).
“Related Party Transaction” has the meaning ascribed to it in Section 4.16.
“Repayment” has the meaning ascribed to it in Section 6.6(d).

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers, equity parties or other representatives of such Person.
“Resolution Period” has the meaning ascribed to it in Section 2.5(c).
“Restricted Period” has the meaning ascribed to it in Section 6.13(a).
“Restructuring” has the meaning ascribed to it in the Recitals.
“Section 108(i) Taxes” means the net amount of any Income Taxes payable by Parent, Buyer, the Company or their Subsidiaries after the Closing Date as a result of income deferred prior to the Closing Date by the Company under Section 108(i) of the Code, determined taking into account any deferred deductions directly related to such income.
“Section 280G Stockholder Vote” has the meaning ascribed to it in Section 6.5(d).
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller” has the meaning ascribed to it in the Preamble.
“Seller Consents and Approvals” has the meaning ascribed to it in Section 3.3.
“Seller Disclosure Schedules” means the disclosure schedules delivered to Buyer on the date hereof and attached to this Agreement.
“Seller Employee Plan” has the meaning ascribed to it in Section 4.11(a).
“Seller Fundamental Representations and Warranties” means (i) the representations and warranties of Seller set forth in Section 3.2 (Authorization), Section 3.5 (Ownership) and Section 3.7 (Solvency), and (ii) the representations and warranties of Seller regarding the Company and the Company Subsidiaries set forth in Section 4.2(a) and Section 4.2(b) (Capitalization; Indebtedness), Section 4.3 (Authorization), Section 4.20 (No Brokers) and Section 4.21(b) (Solvency).
“Seller Indemnified Parties” has the meaning ascribed to it in Section 8.3.
“Seller Material Adverse Effect” has the meaning ascribed to it in Section 3.3.
“Seller Parties” has the meaning ascribed to it in the Preamble.
“Seller Retained Records” has the meaning ascribed to it in Section 6.4(b).
“Seller Taxes” means (a) any and all Taxes imposed on any of the Company and the Company Subsidiaries, or for which any of the Company and the Company Subsidiaries may otherwise be liable, for any Pre-Closing Tax Period and with respect to any Straddle Period, for the portion thereof ending on the Closing Date; (b) any and all Taxes of any member of any consolidated, combined or unitary group of which any of the Company and the Company Subsidiaries (or any

predecessor of any of the Company and the Company Subsidiaries) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law (excluding for the avoidance of doubt, any consolidated, combined or unitary group of which Parent, Buyer and their Affiliates are members); (c) any and all Taxes of any other Person for which any of the Company and the Company Subsidiaries is or has been liable as a transferee or successor as a result of a transaction occurring prior to the Closing Date or as a result of the Restructuring; (d) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts to which the Company or any of the Company Subsidiaries was obligated, or was a party, prior to the Closing Date; (e) any Taxes imposed on the Company or any Company Subsidiary in a Pre-Closing Tax Period and, with respect to any Straddle Period, in the portion thereof ending on the end of the day on the Closing Date as a result of the Restructuring; (f) any Section 108(i) Taxes; and (g) any Taxes payable by Parent, Buyer, the Company or their Subsidiaries after the Closing Date as a result of income relating to any advance payments received on or prior to the Closing Date by the Company or any of the Company Subsidiaries; provided Seller Taxes shall not include any amounts (i) arising or resulting from a breach by Buyer, Parent or any of their Affiliates of any covenants in this Agreement, (ii) arising as a result of a transaction undertaken outside the ordinary course of business (other than transactions contemplated by this Agreement or directed by Seller prior to Closing) occurring after the Closing on the Closing Date or (iii) of any Taxes in respect of Employee Payments (except for Taxes, to the extent not included in Working Capital, in respect of such Employee Payments as are included in the computation of Working Capital). In the case of any Straddle Period, the amount of any Taxes of the Company apportioned to the portion of the Straddle Period ending on the Closing Date (the “Interim Tax Period”) shall be (i) with respect to ad valorem and similar Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Interim Tax Period and the denominator of which is the number of days in such Straddle Period, and (ii) with respect to other Taxes, the amount of Taxes that would be due with respect to the Interim Tax Period as if such Interim Tax Period were a separate taxable period and shall be determined based on an interim closing of the books as of the end of the day on the Closing Date, and for such purposes, the taxable period of any partnership, controlled foreign corporation or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest will be deemed to terminate at such time; provided, however, that (x) any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis, and (y) no portion of any Taxes attributable to any transaction undertaken by the Company or any Company Subsidiary outside the ordinary course of business (other than transactions contemplated by this Agreement or directed by Seller prior to Closing) occurring after the Closing on the Closing Date shall be apportioned to the Interim Tax Period.
“Senior Secured Term Loan” means the Credit Agreement, dated April 5, 2013, among Sky Acquisition LLC, Apria Healthcare Group Inc., the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and U.S. Bank National Association, as Collateral Agent, and each lender from time to time party thereto (as it may be amended or supplemented from time to time).
“Series A-2 Notes” means the 12.375% Series A-2 Notes maturing on November 1, 2014 issued by Apria Healthcare Group Inc. in August 2009 pursuant to the Indenture.

“Shares” has the meaning ascribed to it in the Recitals.
“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of such Person’s assets is greater than the total amount of such Person’s Liabilities, (ii) the present fair saleable value of such Person’s assets is not less than the amount that will be required to pay the probable Liabilities of such Person as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur Liabilities beyond such Person’s ability to pay such Liabilities as they mature, and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual matured liability.
“Specified Indebtedness” has the meaning set forth in Section 3.8(b).
“Specified Indebtedness Payoff Letters” has the meaning set forth in Section 6.6(a).
“Specified Indebtedness Repayment” has the meaning set forth in Section 6.6(a).
“Statement” has the meaning ascribed to it in Section 2.5(b).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsequently Acquired NOLs” has the meaning set forth in Section 6.7(h)(iii).
“Subsidiary” means, with respect to any Person, any other Person as of the date of determination (a) that is Controlled by such Person or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power are owned by such Person or (c) with respect to which such Person has the ability to nominate, designate or elect a majority of the directors, managers, officers or similar individuals.
“Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) in the nature of a tax imposed by or on behalf of any Taxing Authority.
“Tax Claim” has the meaning ascribed to it in Section 6.7(c).
“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
“Termination Date” has the meaning ascribed to it in Section 9.1(b).
“Termination Fee” has the meaning ascribed to it in Section 9.2.
“Third-Party Claim” has the meaning ascribed to it in Section 8.5(a).
“Transaction Expenses” means all fees and expenses payable to third parties (including any amounts payable to Seller or any of its Affiliates or to any Blackstone Fund, Blackstone Account or Blackstone Portfolio Company or any of their Affiliates pursuant to any management fee arrangement with any such entity, or otherwise) relating to this Agreement and the Contribution Agreements, the Transition Services Agreements, the Amended and Restated IT Transition Services Agreement and the Amended and Restated Operational Transition Services Agreement or the transactions contemplated hereby or thereby (including the Restructuring) incurred by the Company and the Company Subsidiaries (including investment banking, accounting and attorneys’ fees and expenses) prior to the Closing or in respect of services rendered at or prior to the Closing (whether invoiced prior to, at or on or after the Closing), and, in all cases, which remain unpaid as of the Closing; provided, however, that Transaction Expenses shall not include any Taxes or the Bridge Loan Costs, but shall include any Additional Financing Costs.
“Transaction Expenses Payoff Amount” has the meaning ascribed to it in Section 2.4(b).
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, value added taxes, turnover taxes, good and services taxes, registration and other such Taxes and fees, excluding Income Taxes, incurred in connection with this Agreement and the transactions contemplated hereby.
“Transition Services Agreements” means the IT Transition Services Agreement entered into as of July 1, 2013 by and between Apria Healthcare Group Inc. and Coram, LLC and the Operational Transition Services Agreement entered into as of July 1, 2013 by and between Apria Healthcare, Inc. and Coram LLC.
“WARN” means Worker Adjustment and Retraining Notification Act, or similar statutes of any jurisdiction, and the regulations promulgated thereunder.
“WC Target” means $164,000,000.
“Working Capital” has the meaning set forth in Section 2.5(e).
“Working Capital Estimate” has the meaning set forth in Section 2.5(a).

“Working Capital Overage” means the amount by which the Working Capital Estimate exceeds the WC Target.
“Working Capital Underage” means the amount by which the WC Target exceeds the Working Capital Estimate.
SECTION 1.2.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Disclosure Schedules of or to this Agreement unless otherwise specified; (iii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules and Exhibits hereto; (iv) references to “dollars” or “$” shall mean United States dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) each of the parties hereto shall be deemed to have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (ix) a reference to any Person includes such Person’s successors and permitted assigns; (x) any reference to days means calendar days unless Business Days are expressly specified; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, also be considered references or citations to such statutes, regulations, or provisions superseding such statutes, regulations, or provisions referenced or cited and (xiii) the Exhibits and Disclosure Schedules are incorporated herein by reference and shall be considered part of this Agreement.
ARTICLE II
PURCHASE AND SALE OF SHARES
SECTION 2.1.    Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares free and clear of all Liens (other than applicable federal and state securities law restrictions and any Liens created by actions of Buyer or any of its Affiliates). Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3(A) (as confirmed to the Escrow Agent in writing by Buyer and Seller), on the Closing Date, and immediately after to the Funding Time and prior to the Closing, Seller shall deposit with the Escrow Agent the stock certificate representing the Shares, accompanied by a duly executed stock power. Subject to the satisfaction or waiver of the conditions set forth

Section 7.2(B) and Section 7.3(B) of this Agreement (as confirmed to the Escrow Agent in writing by Buyer and Seller), and pursuant to the Escrow Agreement, at the Closing, the Escrow Agent, on behalf of Seller, shall deliver to Buyer the stock certificate representing the Shares, accompanied by a duly executed stock power.
SECTION 2.2.    Payment of Initial Equity Purchase Price; Escrow. Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2(A) (as confirmed to the Escrow Agent in writing by Buyer and Seller), on the Closing Date and immediately after the Funding Time and prior to the Closing, Buyer shall deposit an amount equal to the Initial Equity Purchase Price into the Escrow Account, which funds shall be managed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.2(A) and 7.2(B) of this Agreement (as confirmed to the Escrow Agreement in writing by Buyer and Seller), and pursuant to the Escrow Agreement, at the Closing, the Escrow Agent, as paying agent on behalf of Buyer, shall pay to, or to the order of, Seller an amount equal to the difference of (i) the Initial Equity Purchase Price, minus (ii) the sum of the Bridge Loan Payoff Amount, the Transaction Expenses Payoff Amount and the Escrow Amount, by wire transfer of immediately available funds to the account or accounts specified by Seller to the Escrow Agent at least two (2) Business Days prior to the Closing (the “Seller Payment Amount”). The Escrow Amount shall be retained in the Escrow Account until released pursuant to the terms of this Agreement and the Escrow Agreement.
SECTION 2.3.    The Closing.(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m. New York City time (x) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature will not be satisfied until the Funding Time or the Closing, as the case may be), or such other later date as Buyer and Seller may mutually agree in writing, and (y) after, but on the same day as, the Funding Time. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
(b)    At the Closing, and subject to Buyer’s and Seller’s receipt of the executed Bridge Loan Payoff Letter, Buyer and Seller shall cause the Escrow Agent (by issuing joint written instructions to the Escrow Agent) to:
(i)    deliver to Buyer the stock certificate representing the Shares, accompanied by a duly executed stock power, as provided in Section 2.1;
(ii)    pay the Seller Payment Amount as provided in Section 2.2;
(iii)    pay the Bridge Loan Payoff Amount as provided in Section 2.4(a); and
(iv)    pay the Transaction Expenses Payoff Amount as provided in Section 2.4(b).

SECTION 2.4.    Funds Flow at Closing.
(a)    Bridge Loan Payoff. At the Closing, pursuant to the Escrow Agreement, the Escrow Agent, as paying agent on behalf of the Company and the Company Subsidiaries, shall pay the amounts payable pursuant to the Bridge Loan Payoff Letter to each counterparty or holder of the Indebtedness evidenced by the Bridge Loan to be repaid in accordance with Section 6.6, in each case, by wire transfer of immediately available funds to the account or accounts designated in the Bridge Loan Payoff Letter (the “Bridge Loan Payoff Amount”).
(b)    Transaction Expenses. At the Closing, pursuant to the Escrow Agreement, the Escrow Agent, as paying agent on behalf of Seller and its Affiliates (including the Company and the Company Subsidiaries), shall pay all Transaction Expenses submitted by Seller on behalf of the Company and the Company Subsidiaries for payment, in each case, by wire transfer of immediately available funds to the account or accounts designated by Seller (the “Transaction Expenses Payoff Amount”).
SECTION 2.5.    Purchase Price Adjustments.
(a)    At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate signed by an officer of the Company, accompanied by reasonable supporting documentation, setting forth in reasonable detail the Company’s good faith estimate of: (i) the Working Capital as of the close of business on the day immediately preceding on the Closing Date (the “Working Capital Estimate”), as well as the calculation of any resulting estimated Working Capital Overage or estimated Working Capital Underage, and (ii) (x) the Cash, (y) the Indebtedness of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date, the amount of such Indebtedness that is to be paid and discharged on the Closing Date, and the Bridge Loan Payoff Amount, and (z) the Transaction Expenses and the Transaction Expenses Payoff Amount, as well as the calculation of the estimated Initial Equity Purchase Price.
(b)    Within ninety (90) days after the Closing Date, the Company shall prepare in good faith and deliver to Seller a combined balance sheet which shall set forth its calculation of the assets and liabilities of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the “Closing Date Balance Sheet”) and a statement (the “Statement”) of (i) the Working Capital derived from the Closing Date Balance Sheet (the “Closing Working Capital”) and (ii) (x) the Cash, (y) the Indebtedness of the Company and the Company Subsidiaries as of the close of business on the day immediately preceding the Closing Date, the amount of such Indebtedness that was paid and discharged on the Closing Date and the Bridge Loan Payoff Amount, and (z) the Transaction Expenses and the Transaction Expenses Payoff Amount, as well as its calculation of the Initial Equity Purchase Price derived therefrom and from the Closing Date Balance Sheet (the “Equity Purchase Price”), together with reasonable supporting calculations and documentation. Seller’s independent accountants may participate in the preparation of the Closing Date Balance Sheet and the Statement; provided, however, that Seller acknowledges that the Company shall have the primary responsibility and authority for preparing the Closing Date Balance Sheet and the Statement.

(c)    During the forty-five (45) day period following Seller’s receipt of the Closing Date Balance Sheet and the Statement, Seller and its independent accountants shall be given access at all reasonable times to the personnel, properties, books and records of the Company and the Company Subsidiaries and shall be permitted to review the working papers relating to the Closing Date Balance Sheet and the Statement. The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Date Balance Sheet and the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Date Balance Sheet and the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the forty-five (45) day period following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of the Resolution Period any matters properly included in the Notice of Disagreement remain in dispute, Seller and Buyer shall each submit to PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing (in any such case, the “Accounting Firm”) for resolution, in accordance with the standards set forth in this Section 2.5, any and all such matters, in the form of a written brief delivered to the Accounting Firm within thirty (30) days after the end of the Resolution Period. The Accounting Firm shall be instructed to, and Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to, render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Closing Working Capital and the Equity Purchase Price were calculated in accordance with the standards set forth in this Section 2.5 (including the Balance Sheet Principles) and the definitions set forth in this Agreement and whether there were errors in the Closing Date Balance Sheet and the Statement and the Accounting Firm is not to make any determination as to whether the Balance Sheet Principles are appropriate or as to whether the WC Target is correct. The Accounting Firm’s decision shall be conclusive and binding upon the parties and shall be based solely on the written submissions by Seller and Buyer and their respective representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 4.6 or any other representation or warranty in this Agreement or as to compliance by the Company with any of its covenants or agreements in this Agreement (other than in this Section 2.5). Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.5 shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Notice of Disagreement delivered by Seller assigns values to the disputed matters such that the Closing Working Capital set forth in the Statement would be increased by $1,000,000, (ii) Buyer maintains that the Closing Working Capital set forth in the Statement is correct and (iii) the Accounting Firm’s final resolution of the disputed items in accordance with this Section 2.5(c) is that the Closing Working Capital is increased from the amount set forth in the Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Seller), then Seller shall be responsible for 40% of such cost of arbitration and Buyer shall be responsible for 60% of such cost of arbitration. Except as provided in the two preceding sentences, the fees and disbursements of Buyer’s independent auditors incurred in connection with their review of the Closing Date Balance Sheet, the Statement and any Notice of Disagreement shall be borne by Buyer, and the fees and disbursements of Seller’s independent accountants incurred in connection with their review of the Closing Date Balance Sheet, the Statement and any Notice of Disagreement shall be borne by Seller.
(d)    Within ten (10) Business Days after the determination of the final Closing Date Balance Sheet and the Statement: (i) if the Equity Purchase Price, as adjusted pursuant to Section 2.5(c), is greater than the Initial Equity Purchase Price, Buyer shall pay, or cause the Company to pay to Seller, by wire transfer of immediately available funds, cash in an amount equal to such excess, and (ii) if the Equity Purchase Price, as adjusted pursuant to Section 2.5(c), is less than the Initial Equity Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds, cash in an amount equal to such deficit. If the Equity Purchase Price is equal to the Initial Equity Purchase Price, neither Buyer nor Seller shall be required to make any payment. Any amounts due under this Section 2.5(d) which are not paid when due shall bear interest from such due date until paid at the prime rate as published in The Wall Street Journal, Eastern Edition on such due date.
(e)    The term “Working Capital” means Current Assets minus Current Liabilities as of the close of business on the day immediately preceding the Closing Date. The terms “Current Assets” and “Current Liabilities” mean, respectively, the total combined current assets and total combined current liabilities of the Company and the Company Subsidiaries covered by the line items set forth in the Form of Working Capital Statement attached as Exhibit G (the “Form of Working Capital Statement”), calculated in accordance with the Balance Sheet Principles; provided that: (i) “Current Assets” shall not include: (x) any Cash, (y) any Tax assets or Tax receivables or (z) any intercompany assets or receivables as between Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) on the one hand, and the Company and the Company Subsidiaries, on the other hand, and (ii) “Current Liabilities” shall not include: (u) any Bridge Loan Costs; (v) any Tax liabilities or Taxes payable (other than the employer’s portion of applicable payroll taxes described in the definition of Employee Payment); (w) any Transaction Expenses; (x) any Indebtedness; (y) any amounts payable (whether or not accrued) in respect of any Employee Payment or 2014 annual incentive compensation; provided, however, that (1) Employee Payments shall be included in “Current Liabilities” to the extent they exceed $22,000,000 in the aggregate and (2) if any Employee Payment is made by the Company or its Affiliates prior to the Closing, then the amount so paid shall be treated as a “Current Asset” (less the value of any available U.S.

federal Tax deduction associated with such payment, assuming a tax rate of 35%), or (z) any intercompany liabilities or payables as between Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) on the one hand, and the Company and the Company Subsidiaries, on the other hand. Except as set forth in this Section 2.5, the Closing Working Capital and its components, Current Assets and Current Liabilities, shall be calculated and the Closing Date Balance Sheet and the Statement shall be prepared in accordance with GAAP, without change in or introduction of new or different reserves, accruals, accounting methods, policies, practices, principles, procedures, classifications, judgments, estimation methodologies or line items from those reflected in the audited combined balance sheet of the Company Business as of December 31, 2012 included in the Company Financial Statements (the “Balance Sheet Principles”); provided, however, that, in the event that the Balance Sheet Principles conflict with GAAP, GAAP shall prevail. All intercompany payables and intercompany receivables that are payable or receivable, as the case may be, between the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other hand, shall be cancelled as of the close of business on the day immediately preceding the Closing Date, other than the Transaction and Management Fee Agreement.
(f)    During the period of time from and after the Closing Date through the final determination of Closing Working Capital and the Equity Purchase Price in accordance with this Section 2.5, Buyer shall afford, and shall cause the Company to afford, to Seller and the accountants, counsel and/or financial advisers retained by Seller in connection with the determination of Closing Working Capital and the Equity Purchase Price in accordance with this Section 2.5 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company and the Company Subsidiaries relevant to the determination of Closing Working Capital and the Equity Purchase Price in accordance with this Section 2.5. In furtherance of the foregoing, Buyer shall cause the Company and the Company Subsidiaries to deliver promptly to Sellers copies of any bills or invoices received by the Company or any Company Subsidiary subsequent to the Closing and prior to the final determination of Closing Working Capital and the Equity Purchase Price and which purport to relate to Transaction Expenses.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:
SECTION 3.1.    Organization and Good Standing. Each of Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
SECTION 3.2.    Authorization. Seller has, and with respect to this Agreement and the Ancillary Agreements, its applicable Subsidiaries (other than the Company and the Company Subsidiaries) have, all requisite power and authority to enter into and consummate the transactions contemplated by, and to carry out its respective obligations under, this Agreement and the Ancillary

Agreements, as applicable. The execution, delivery and performance by Seller of this Agreement and by its applicable Subsidiaries (other than the Company and the Company Subsidiaries) of this Agreement and the Ancillary Agreements has been (or will be prior to the execution and delivery thereof) duly authorized by all requisite action on the part of Seller and such Subsidiaries, as applicable. This Agreement has been duly and validly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable against Seller in accordance with its terms, and this Agreement has been duly and validly executed and delivered and the Ancillary Agreements, when executed and delivered, will be duly and validly executed and delivered by Seller’s applicable Subsidiaries (other than the Company and the Company Subsidiaries) and this Agreement constitutes and the Ancillary Agreements will constitute their valid and binding obligations, enforceable against such Subsidiaries in accordance with their terms, subject in each case to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.3.    Governmental Approvals and Filings The execution and delivery by Seller of this Agreement and by its applicable Subsidiaries (other than the Company and the Company Subsidiaries) of this Agreement and the Ancillary Agreements, and the performance and consummation by Seller of the transactions contemplated by this Agreement and by such Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, will not require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) those consents, approvals, authorizations, filings, notifications and other actions set forth in Section 3.3 of the Seller Disclosure Schedules (the “Seller Consents and Approvals”) or (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not, (x) individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or perform its obligations hereunder or on the ability of such Subsidiaries to perform their obligations under this Agreement and the Ancillary Agreements or (y) cause a material delay in the ability of Seller to consummate the transactions contemplated hereby or perform its obligations hereunder or in the ability of such Subsidiaries to perform their obligations under this Agreement and the Ancillary Agreements (clauses (x) and (y) collectively, “Seller Material Adverse Effect”).
SECTION 3.4.    No Conflicts. Assuming the receipt and effectiveness of, and the compliance with, all Seller Consents and Approvals, the execution, delivery or performance by Seller of this Agreement and by its applicable Subsidiaries (other than the Company and the Company Subsidiaries) of this Agreement and the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller and such Subsidiaries with the terms hereof and thereof will not: (i) violate or conflict with any provision of the certificate of formation or operating agreement or similar organizational documents of Seller and such Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under any of Seller’s or such Subsidiaries’ Contracts,

(iii) violate or conflict with any Order or Law applicable to Seller or such Subsidiaries, or their respective properties or assets (assuming the receipt and effectiveness of, and the compliance with, all Seller Consents and Approvals) or (iv) result in the creation of any Lien upon any of the properties or assets of Seller or such Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
SECTION 3.5.    Ownership. Seller is the sole record owner of, and has good and valid title to, all of the issued and outstanding Shares, free and clear of any Liens (other than applicable federal and state securities law restrictions). On the Closing Date, Seller shall transfer to Buyer good title to the Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions and any Liens created by actions of Buyer or any of its Affiliates.
SECTION 3.6.    Litigation. Except as set forth in Section 3.6 of the Seller Disclosure Schedules, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries) by or before any Governmental Authority which relate to the Company or any Company Subsidiary, the Company Business, this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby or which would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any such Subsidiary is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of Seller, no Action or Proceeding has been, or is threatened to be, instituted against Seller or any such Subsidiary before any Governmental Authority by any Person (including any public authority) seeking to restrain or prohibit the execution and delivery or performance by Seller of this Agreement or by any such Subsidiary of any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
SECTION 3.7.    Solvency. On the date hereof Seller is Solvent, and as of the Closing Date after giving effect to the transactions contemplated hereby, including the Restructuring, Seller and each of its Subsidiaries is Solvent.
SECTION 3.8.        Financing.
(a) Seller has delivered to Buyer true, correct and complete copies, as of the date of this Agreement, of an executed bridge loan agreement (the “Bridge Loan Facility”) and the related fee letter (redacted solely to exclude any fees (and related provisions) for which Seller and its Subsidiaries are not and would not be responsible or liable) from the Financing Sources identified therein (the Bridge Loan Facility and such fee letter together, the “Bridge Loan Commitment”) to provide, subject to the terms and conditions therein, debt financing in the form of bridge loans in the amounts set forth therein (the “Bridge Loan”).
(b) As of the date hereof, the Bridge Loan Commitment has not been amended or modified prior to the date hereof, and, as of the date hereof, the commitments contained in the Bridge Loan Commitment have not been withdrawn, terminated or rescinded in any respect.

Assuming the Bridge Loan financing is consummated, the aggregate proceeds thereof would be sufficient for Seller to repay and discharge all obligations in respect of the Senior Secured Term Loan, the Amended and Restated ABL Facility and the Series A-2 Notes (the “Specified Indebtedness”). The Bridge Loan is not subject to any conditions precedent or other contingencies other than as set forth in the Bridge Loan Commitment and, as of the date hereof, the Bridge Loan Commitment is (x) in full force and effect and no breach of any term of, or default under, the Bridge Loan Commitment exists and (y) the legal, valid, binding and enforceable obligations of Seller and, to the knowledge of Seller, each of the other parties thereto. As of the date hereof, Seller has no reason to believe that any of the conditions thereunder will not be satisfied on a timely basis or that the financing contemplated by the Bridge Loan Commitment will not be made available to Seller at the Funding Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Company Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:
SECTION 4.1.    Organization and Good Standing. Each of the Company and the Company Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to adversely affect the continued operation of the Company Business. The Company has delivered or made available to Buyer prior to the date of this Agreement complete and correct copies of the organizational documents of the Company and the Company Subsidiaries as amended to date.
SECTION 4.2.    Capitalization; Indebtedness.
(a)    Except for the Shares, there are (i) no outstanding shares of capital stock of, or other Equity Interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreement to acquire from the Company or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (including any voting debt) in, the Company and (v) no other obligations by the Company or any Company Subsidiary to make any payments based on the price or value of any securities of the Company or dividends paid thereon or revenues, earnings, or financial performance or any other attribute of the Company. Except as set forth in Section 4.2(a) of the Company Disclosure Schedules, other than the Company Subsidiaries, after giving effect to the Restructuring, the Company will not own, directly or indirectly, of record or beneficially, any outstanding Equity Interest in any Person or have the right or obligation to acquire any Equity Interest or other interest in any Person. Except as set forth in Section 4.2(a) of the Company Disclosure Schedules, the Company and the Company Subsidiaries own and have good title to all of the Equity Interests of each Company Subsidiary, free and clear of all Liens (other than applicable federal and state securities law restrictions and any Liens created by actions of Buyer or any of its Affiliates). All of the issued and outstanding Shares of the Company and all of the issued and outstanding Equity Interests in each Company Subsidiary are validly issued, fully paid and nonassessable, no Equity Interests of the Company or any Company Subsidiary are reserved for issuance and, as of the Closing Date and except as contemplated by the Restructuring, there will be no dividends or distributions with respect to any Equity Interests of the Company or any Company Subsidiary that have been declared but not paid. There are no outstanding agreements of any kind which obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary or obligate the Company or any Company Subsidiary to grant, extend, or enter into any such agreement.
(b)    Other than in connection with its Indebtedness, neither the Company nor any Company Subsidiary is a party to any agreement restricting the transfer or the dividend rights of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company or any Company Subsidiary.
(c)    Other than the Indebtedness set forth in Section 4.2(c) of the Company Disclosure Schedules, the Company and the Company Subsidiaries have no other outstanding Indebtedness. Following the Closing, neither the Company nor any Company Subsidiary will have any Liability with respect to the Senior Secured Term Loan, the Amended and Restated ABL Facility and the Series A-2 Notes or any other Indebtedness. No Person has enforced or taken any action to enforce any guarantee made or given by the Company or any Company Subsidiary in respect of Indebtedness incurred under the Senior Secured Term Loan, the Amended and Restated ABL Facility or the Series A-2 Notes.
SECTION 4.3.    Authorization. Each of the Company and the Company Subsidiaries has all requisite power and authority to enter into and consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Company of this Agreement and by the Company Subsidiaries of the Ancillary Agreements has been (or will be prior to the execution and delivery thereof) duly authorized by all requisite action on the part of the Company and the Company Subsidiaries. This Agreement has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, and the Ancillary Agreements, when executed and delivered, will be duly and validly executed and delivered by the Company Subsidiaries and will constitute their valid and binding obligations, enforceable against the Company Subsidiaries in accordance with their terms, subject in each case to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 4.4.    Governmental Approvals and Filings. The execution and delivery by the Company of this Agreement and by the Company Subsidiaries of the Ancillary Agreements, and the performance and consummation by the Company and the Company Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, will not require any consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) those consents, approvals, authorizations, filings, notifications and other actions set forth in Section 4.4 of the Company Disclosure Schedules (the “Company Consents and Approvals”) or (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to materially affect the Company Business or have a Seller Material Adverse Effect.
SECTION 4.5.    No Conflicts. Assuming the receipt and effectiveness of, and the compliance with, all Company Consents and Approvals, the execution, delivery or performance by the Company of this Agreement and by the Company Subsidiaries of the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company and the Company Subsidiaries with the terms hereof and thereof will not: (i) violate or conflict with any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or any Company Subsidiary, (ii) except as set forth in Section 4.5 of the Company Disclosure Schedules, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under any Company Material Contract, (iii) violate or conflict with any Order or Law applicable to the Company, any of the Company Subsidiaries or their respective properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary, other than, in the case of clauses (iii) and (iv) above, such violations, conflicts or Liens which would not, individually or in the aggregate, reasonably be expected to materially affect the Company Business or have a Seller Material Adverse Effect.
SECTION 4.6.    Financial Statements; Liabilities.
(a)    Section 4.6(a) of the Company Disclosure Schedules contains a true and complete copy of (i) the audited combined balance sheets of the Company Business as of December 31, 2012 and December 31, 2011, and the related audited combined statements of operations, net parent investment and cash flows for each of the three years in the period ended December 31, 2012, together with the notes thereto (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited combined balance sheets of the Company Business of Apria Healthcare Group Inc. as of June 30, 2012, June 30, 2013 and September 30, 2013 and the related unaudited combined statements of operations, net parent investment and cash flows for the six-month periods ended

June 30, 2012 and 2013 and the nine-month period ended September 30, 2013 (collectively, the “Company Unaudited Financial Statements”, and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books of account and other financial records of the Company and the Company Subsidiaries in accordance with GAAP, as at the dates and for the periods presented (except as may be stated therein or in the notes thereto and, with respect to the Company Unaudited Financial Statements, subject to normal year-end adjustments), consistently applied by the Company, and fairly present, in all material respects, the combined financial condition, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods presented therein, subject to the notes therein and, in the case of the Company Unaudited Financial Statements, normal year-end adjustments.
(b)    Except as set forth in Section 4.6(b) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has any Liability of a type that would be required to be reported on a balance sheet prepared in accordance with GAAP, except Liabilities (i) disclosed in the Company Financial Statements, (ii) incurred since December 31, 2012 in the ordinary course of the Business consistent with past practice, (iii) expressly contemplated by this Agreement, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company and the respective Company Subsidiaries maintain systems of internal controls and procedures concerning financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including but not limited to internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed only in accordance with management’s and directors’ general or specific authorization; (B) transactions are recorded as necessary to permit the preparation of financial statements of the Company or the Company Subsidiaries in conformity with GAAP and maintain accountability for assets and such records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; and (C) the recorded accountability for assets (which, for the avoidance of doubt, includes the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the Company’s and the Company Subsidiaries’ respective financial statements) is maintained at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies (as such term is defined in Regulation S-X under the Securities Act) in the Company and the Company Subsidiaries’ internal controls likely to adversely affect the Company and the Company Subsidiaries’ ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees of the Company and the Company Subsidiaries who have a significant role in its internal controls over financial reporting. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s financial statements.
(d)    Since December 31, 2012, (i) the Company and each Company Subsidiary have conducted the Company Business only in the ordinary course of business consistent with past practice, (ii) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect, and (iii) except as expressly contemplated by this Agreement (including Exhibit A) or as set forth in Section 4.6(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has taken any of the actions described in clauses (a) through (g) or (i) through (s) or (u) of Section 6.1.
SECTION 4.7.    Litigation. Except as set forth in the Company Financial Statements or in Section 4.7 of the Company Disclosure Schedules, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or otherwise related to Seller’s and its Affiliates’ conduct of the Company Business, by or before any Governmental Authority, other than any such Actions or Proceedings for amounts which do not exceed $100,000 on an individual basis. Neither the Company nor any Company Subsidiary is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to materially affect the Company Business or have a Seller Material Adverse Effect. To the Knowledge of the Company, no Action or Proceeding has been instituted against the Company or any Company Subsidiary before any Governmental Authority by any Person (including any public authority) seeking to restrain or prohibit the execution and delivery by the Company or the Company Subsidiaries of this Agreement or the consummation of the transactions contemplated hereby or thereby.
SECTION 4.8.    Compliance with Laws; Permits.
(a)    Except as set forth in Section 4.8(a) of the Company Disclosure Schedules, each of Seller and its Subsidiaries are and for six (6) years prior to the date of this Agreement have been, in material compliance with all Laws and Orders applicable to the Company or the Company Subsidiaries or to the Company Business and neither Seller nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their executive officers has, within the last six (6) years, received any notice, Order, complaint or other communication from any Governmental Authority or any other Person of actual or alleged material violation of any Law or Order applicable to the Company or the Company Subsidiaries or to the Company Business.
(b)    Section 4.8(b) of the Company Disclosure Schedules sets forth as of the date hereof a true and complete list of all Permits that are used in the conduct of the Company Business. Each of Seller and its Subsidiaries is and has been in compliance in all material respects with such Permits. No suspension, cancellation, modification, revocation or non-renewal of any Permit is pending, or to the Knowledge of the Company, threatened. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any Company Subsidiary.

SECTION 4.9.    Taxes. Except as set forth in Section 4.9 of the Company Disclosure Schedules:
(a)    Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns required to be filed by it with the appropriate Taxing Authority. All Tax Returns filed by the Company and the Company Subsidiaries are accurate, complete, and correct in all material respects and no such Tax Return contains, or was required to contain (in order to avoid a material penalty) a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and the Company Subsidiaries is and has been in compliance in all material respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to information reporting and record retention and in all material respects with all rules and regulations relating to the withholding of Taxes. Each of the Company and the Company Subsidiaries has timely paid all material Taxes that have become due or payable (whether or not shown on a Tax Return).
(b)    No claim for assessment or collection of material Taxes is presently being asserted against the Company or any of the Company Subsidiaries. There is no presently pending audit examination, request for information, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any material Taxes of or with respect to the Company or any of the Company Subsidiaries. No written claim has ever been made by a Governmental Authority in the last three years in a jurisdiction in which any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be required to file a Tax Return in that jurisdiction.
(c)    There are no Liens for material Taxes, other than Liens for current Taxes not yet due and payable upon the assets of the Company or any Company Subsidiary.
(d)    None of the Company and the Company Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
(e)    None of the Company and the Company Subsidiaries is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority.
(f)    None of the Company and the Company Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of any Tax.
(g)    None of the Company and the Company Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(h)    None of the Company and the Company Subsidiaries has been a distributing corporation or a controlled corporation in any distribution within the two years ending on the Closing Date that was reported as satisfying, or was intended to satisfy, the requirements of Section 355 of the Code.

(i)    None of the Company and the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or any election pursuant to Section 108(i) of the Code (or any similar provision of state or local law) made with respect to any taxable period ending on or prior to the Closing Date.
(j)    Each of the Company and the Company Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of such Company or Company Subsidiary or other Person. Each of the Company and the Company Subsidiaries has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.
(k)    The Restructuring did not result in the recognition of income by the Company or the Company Subsidiaries for U.S. federal, state or local income tax purposes.
(l)    None of the Company and the Company Subsidiaries has any liability under, or has failed to comply with, any applicable unclaimed or abandoned property, escheat or similar law.
(m) Except as modified in Exhibit A, each representation of the Company in connection with the PLR remains true, accurate and complete. Except as described in Exhibit A, each of the steps set forth in the PLR that occurred prior to the Restructuring was effected, in all material respects, as described in the PLR.
SECTION 4.10.    Environmental Matters. Except as set forth in Section 4.10 of the Company Disclosure Schedules:
(a)    The Company and the Company Subsidiaries are, and for the three (3) years prior to the date of this Agreement have been, in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of all material permits, licenses and other governmental authorizations required under applicable Environmental Laws;
(b)    Neither the Company nor any of the Company Subsidiaries has received, within the last three (3) years, written notice of any claim, is a party to or, to the Knowledge of the Company, the subject of any Actions or Proceedings alleging any material Liability or responsibility under, or relating to, any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or for any damages relating thereto;

(c)    There has been no material release of any Hazardous Substances into the environment by the Company or any Company Subsidiary and no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to result in material Liability or costs to the Company or any Company Subsidiary arising out of any Environmental Law;
(d)    Neither the Company nor any Company Subsidiary has assumed or retained, by contract or operation of Law, any material Liabilities under any Environmental Laws or concerning any Hazardous Substances;
(e)    To the Knowledge of the Company, no Company Leased Real Property, improvement or equipment of the Company or the Company Subsidiaries contains any asbestos, polychlorinated biphenyls or underground storage tanks on or under any asset in condition that constitutes a violation of Environmental Law or that could reasonably be expected to result in material Liability or costs to the Company or any Company Subsidiary arising out of any Environmental Law; and
(f)    The Company has made available to Buyer prior to the date of this Agreement copies of all material environmental reports, studies, assessments, and other environmental documents in Seller’s or its Affiliates’ possession relating to the Company, the Company Subsidiaries and their current or former properties or operations.
SECTION 4.11.    Employees; Employee Benefits.
(a)    Section 4.11(a) of the Company Disclosure Schedule sets forth as of the date hereof a complete and correct list of (i)  all material “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii)  all material bonus, stock option, stock purchase, restricted stock, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance, termination pay, salary continuation, employment, consulting, indemnification, layoff, unemployment, change in control, medical, dental, health, welfare and other similar fringe or employee benefit plans, programs, agreements or arrangements written or otherwise (including any employee communication evidencing any express or implied commitment with respect to any of the foregoing) maintained or contributed to, or under which any of the Company, Seller or their Affiliates could have any direct or indirect Liability, in each case, for the benefit of or relating to any Company Employee, director or consultant of the Company or any Company Subsidiary (whether or not material, the “Employee Plans”), excluding expired or fully performed agreements under which neither the Company nor any Company Subsidiary could have any Liability whatsoever. Section 4.11(a) of the Company Disclosure Schedule separately designates each Employee Plan that is sponsored or maintained by the Company or any Company Subsidiary (whether or not material, the “Company Employee Plans”). Each Employee Plan that is not a Company Employee Plan is hereinafter referred to as a “Seller Employee Plan.” No Employee Plan is maintained outside the jurisdiction of the United States or covers any Company Employees or other service providers of the Company or any Company Subsidiary who reside or work outside of the United States.

(b)    In respect of each Company Employee Plan set forth on Section 4.11(a) of the Company Disclosure Schedule, the Company has made available to Buyer (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service for any Company Employee Plan where such report is required and (ii) a true and complete copy of the plan documents (including all amendments) and trust agreements or other funding arrangements, if any, governing such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) (or, if the Employee Plan is not written, a written description thereof). Neither the Company nor any Company Subsidiary has any express or implied commitment to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by Law.
(c)    All Company Employee Plans have been established, operated and administered in all material respects in compliance with their terms and applicable Law, including ERISA and the Code. There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened in writing against any Employee Plan which would reasonably be expected to result, in the aggregate, in any material Liability to the Company or any of the Subsidiaries and, to the Knowledge of the Company, no fact or event exists that would give rise to any such Action or Proceeding.
(d)    None of the Employee Plans is (i) subject to Title IV of ERISA, (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any Company Subsidiary could incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates has ever during the six-year period ending on the Closing Date maintained, sponsored, contributed to, or incurred any Liability or obligation with respect to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates has incurred any Liability under, arising out of or by operation of Title IV of ERISA, other than Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business, including any Liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such Liability.
(e)    To the Knowledge of the Company, with respect to any Employee Plan, there has not occurred any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA which could result in a material Liability to the Company or any Company Subsidiary. Each Employee Plan intended to qualify under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the Internal Revenue Service to such effect. To the Knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Employee Plan.
(f)    All contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates. No insurance policy or any other Contract affecting any Company Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. In accordance with applicable law, each Company Employee Plan (other than any Company Employee Plan that is an employment, severance, or similar agreement with a specified individual) can be amended or terminated by the Company at any time, without consent from any other person and without material liability other than for benefits accrued as of the date of such amendment or termination (other than administrative expenses incurred as a result of such termination) or liabilities that arise under applicable Law.
(g)    No Company Employee Plan provides for post-retirement medical or other post-retirement welfare benefits (excluding severance pay and benefits), other than the medical benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or any similar law (“COBRA”), and none of the Company nor any Company Subsidiary has any obligation or Liability to provide any such benefits except to the extent expressly required by COBRA or any similar local law.
(h)    Except as set forth in Section 4.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) entitle any Company Employee or current or former director or consultant of the Company or any Company Subsidiary to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee or director or consultant, (iii) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) increase any benefits otherwise payable by the Company or any Company Subsidiary under any Employee Plan or otherwise give rise to any material Liability pursuant to any Employee Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Closing or (vi) result in any forgiveness of indebtedness to any Company Employee or current or former director or consultant of the Company or any Company Subsidiary.
(i)    Neither the Company nor any Company Subsidiary has any obligation to provide (whether pursuant to an Employee Plan or otherwise) a “gross-up”, indemnity payment or otherwise to compensate any individual with respect to the additional taxes or interest pursuant to Section 280G of the Code or Section 4999 of the Code.
(j)    Each Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
SECTION 4.12.    Labor Matters. (a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedules, (i) neither the Company nor any Company Subsidiary is a party to or currently negotiating any labor or collective bargaining agreement with respect to Company Employees with any labor organization, union, group or association, and no Company Employees are represented for purposes of collective bargaining by any labor union or works council, (ii) to the Knowledge of the Company there are no activities or proceedings by any labor union or representative thereof to organize any such Company Employees, (iii) no labor strike, slowdown, work stoppage or lockout involving the Company Employees is in effect or, threatened, and (iv) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company threatened with respect to the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(b)    Except as would not result in any material Liability, the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, proper classification of “employees” and “independent contractors”, withholdings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
(c)    The Company and each Company Subsidiary have paid in full to all their respective Company Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
(d)    The Company has not received a claim from any Governmental Authority to the effect that it has (a) improperly classified as an independent contractor any of its officers or employees or (b) improperly classified an employee as “exempt” or “nonexempt” under the United States Fair Labor Standards Act or any state, local or foreign counterpart.
(e)    Section 4.12(e) of the Company Disclosure Schedule sets forth, with respect to each current Company Employee, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such employee and the date as of which such employee was originally hired by the Company or any Company Subsidiary, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s annualized base compensation as of the date of this Agreement, (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave of absence, and (v) the facility at which such employee is deemed to be located.
(f)    Section 4.12(f) of the Company Disclosure Schedule sets forth, with respect to each current Company Employee, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, such employee’s vacation and other paid time off accruals and base salary.
(g)    To the Knowledge of the Company and except as set forth on Section 4.7 of the Company Disclosure Schedule, no Company Employee who is (1) at or above the level of vice president or (2) directly responsible for revenue generation from payer or referral sources (or management of any such revenue generation process), is, in either case, a party to or is bound by any noncompetition agreement that may have a material effect on the business or operations of the Company and the Company Subsidiaries.
SECTION 4.13.    Intellectual Property.
(a)    Section 4.13(a) of the Company Disclosure Schedule sets forth as of the date hereof a complete and accurate list of all Registered Intellectual Property owned by, or purported to be owned by, filed in the name of, or applied for by the Company or any Company Subsidiary, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner; (ii) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar); (iii) the application or registration number; and (iv) the filing date, issuance/registration/grant date and expiration date (collectively, the “Registered Company IP”). All material Intellectual Property that is used in the conduct of the Company Business (together with the Registered Company IP, the “Company Intellectual Property”) (x) is owned solely and exclusively by the Company or one of the Company Subsidiaries, free and clear of any Lien, except Permitted IP Liens, (y) has been licensed to the Company or any of the Company Subsidiaries by a third party under a valid and enforceable written agreement or (z) otherwise may be rightfully used by Company and the Company Subsidiaries in the conduct of the Company Business. The Registered Intellectual Property owned by the Company or any of the Company Subsidiaries, is subsisting and, to the Knowledge of the Company, valid and enforceable, and has not expired, been cancelled, or abandoned. No material claim is pending against the Company or any of the Company Subsidiaries challenging the legality, validity, enforceability, registration or ownership of any Company Intellectual Property. No Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or any of the Company Subsidiaries.
(b)    To the Knowledge of the Company, (i) the operation of the Business, as conducted by Seller and its Subsidiaries in the three-year period prior to the date hereof, has not materially infringed, misappropriated, diluted or otherwise violated, and (ii) does not materially infringe, misappropriate, dilute or otherwise violate, any Intellectual Property right of any other Person. Except as set forth in Section 4.13(b) of the Company Disclosure Schedules, there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary claiming that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property right of any other Person in any material respect.
(c)    Except as set forth in Section 4.13(c) of the Company Disclosure Schedules, to the Knowledge of the Company, no Person has materially infringed misappropriated, diluted or otherwise violated any material Company Intellectual Property.
(d)    The Company and the Company Subsidiaries take commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of all confidential information stored or contained in the material Company Intellectual Property or transmitted thereby from any unauthorized use, access, or modification, and, to the Knowledge of the Company, no such use, access or modification has occurred.

(e)    Neither the execution, delivery or performance by Seller and its Subsidiaries (including the Company and the Company Subsidiaries) of this Agreement or the Ancillary Agreements, nor the consummation of any transactions contemplated hereby or thereby, shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Company or any Company Subsidiary in or to any Company Intellectual Property owned by any of them.
(f)    Each current and former employee, consultant and contractor of the Company or any Company Subsidiary who has created or invented Intellectual Property material to the operation of the Business conducted by Seller and its Subsidiaries for or on behalf of any such company (i) has executed an assignment to the Company or the Company Subsidiary that assigns to such company all of such person’s rights therein that do not initially, and solely and exclusively, vest in such company by operation of law and (ii) is in compliance with such agreement.
(g)    The material information technology, systems and software used in the Business conducted by Seller and its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by such businesses as presently conducted, and (ii) have not materially malfunctioned or failed within the past three years. The Company and the Company Subsidiaries have implemented backup and disaster recovery technology processes that are reasonable in all material respects.
(h)    Seller and its Subsidiaries (including the Company and the Company Subsidiaries) (i) have taken commercially reasonable measures to ensure the confidentiality, privacy and security of customer, employee and other confidential information within their possession and control and that is material to the Business conducted by Seller and its Subsidiaries and (ii) have complied in all material respects with (A) all applicable laws, rules and regulations regarding data protection and the privacy and security of personal information, including any personal data as defined in the Directive 95/46/EC of 24 October 1995 or in any other applicable data protection laws, and (B) their privacy policies and commitments to customers and consumers, in each case as they relate to the Business conducted by Seller and its Subsidiaries.
SECTION 4.14.    Real Property.
(a)    Owned Real Property. The Company and the Company Subsidiaries do not have any ownership interests in any real property.
(b)    Leased Real Property. Section 4.14(b) of the Company Disclosure Schedules sets forth as of the date hereof a list of all existing leases, subleases or other agreements (collectively, the “Company Leases”) under which the Company or any Company Subsidiary or any operation of the Company Business uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Company Leased Real Property”), including the address of each location, the names of the landlord and tenant or subtenant, and the use of the subject Company Leased Real Property within the Company Business. The Company or one of the Company Subsidiaries has a valid leasehold interest in each Company Leased Real Property, free and clear of all Liens other than as would not, individually or in the aggregate, reasonably be expected to materially affect the Company Business. The Company Leases are each in full force and effect and neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to materially affect the Company Business. The Company has made available to Buyer prior to the date of this Agreement true and complete copies of all Company Leases. There are no understandings, oral or written, or course of dealing established between the parties to the Company Leased Real Property which vary in any material manner the obligations or rights of either party as evidenced by the Company Leases. The occupancy, use and operation of the Company Leased Real Property does not violate in any material aspect any instrument of record or agreement regarding such property.
(c)    Subleases. (i) Except as set forth in Section 4.14(c)(i) of the Company Disclosure Schedules, each Company Leased Real Property subleased pursuant to a Company Lease that is listed in Section 4.16 of the Company Disclosure Schedules is separately demised from the remainder of the premises leased pursuant to the underlying prime lease for such location and is, and after the Closing will be, supplied with utilities and other services necessary for the operation of such subleased premises as the same is currently operated or currently proposed to be operated.
(ii)    With respect to each Company Lease that is a sublease, the representations and warranties set forth in Section 4.14(b) are true and correct with respect to the underlying prime lease.
(iii)    Except as set forth in Section 4.14(c)(iii) of the Company Disclosure Schedules, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any Person, other than the Company and the Company Subsidiaries, the right of use or occupancy of any of the Company Leased Real Property and there is no Person, other than the Company or one of the Company Subsidiaries, in possession of any of the Company Leased Real Property.
SECTION 4.15.    Material Contracts.
(a)    Section 4.15(a) of the Company Disclosure Schedules sets forth as of the date hereof a list of all of the following Contracts (including all amendments or modifications thereto, but excluding any executed form Contract for which a form has been provided) to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets or the Company Business is bound as of the date of this Agreement (collectively, the “Company Material Contracts”):
(i)    Contracts that the Company reasonably anticipates will, in accordance with their terms, require aggregate payments by any of the Company and the Company Subsidiaries of more than $1,000,000 within the twelve (12) month period following the Closing Date and that are not cancelable by the Company or the Company Subsidiaries without liability on ninety (90) or fewer days’ notice to the other party thereto;

(ii)    Contracts or agreements relating to or evidencing Indebtedness;
(iii)    non-competition agreements or any other agreements or obligations which purport to restrict or limit in any material respect the manner in which, or the localities in which, the Company Business may be conducted;
(iv)    Contracts relating to the creation, formation, operation, management or control of any partnership, joint venture, limited liability company or other similar entity;
(v)    Contracts related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities, adjustments or other obligations that are still in effect;
(vi)    Contracts related to any guarantee or assumption of obligations of any third party or reimbursement of any maker of a letter of credit, except for Contracts entered into in the ordinary course of business consistent with past practice relating to obligations that do not exceed, in the aggregate, $1,000,000;
(vii)    any Contracts, including license agreements that are material to the Company Business, pursuant to which the Company or any Company Subsidiary is a named party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or any Company Subsidiary (other than license agreements for software that is non-customized and/or generally commercially available);
(viii)    Contracts reasonably expected to account for aggregate revenue to the Company or any Company Subsidiary of more than $3,000,000 and, with respect to payor and participating provider Contracts, $2,000,000, in each case during the fiscal year ending December 31, 2013;
(ix)    any legally-binding preferred provider, affiliation, “pre-ACO” or other partnership Contracts (whether or not bundled with any other agreement or understanding) with a hospital, hospital system, medical group or physician;
(x)    all Contracts with physicians or their family members or physician-controlled entities, as defined in 42 U.S.C. § 1395nn;
(xi)    all Contracts with home healthcare agencies or any other entity with respect to nursing services;
(xii)    all Contracts with any third-party service providers for the provision of billing and collection services to the Company Business;
(xiii)    settlement agreements (whether written or oral), other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors in the ordinary course of business consistent with past practice, (B) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or the Company Subsidiaries have any continuing obligations, liabilities or rights (excluding releases), (C) settlement agreements with patients and former patients for amounts which do not exceed $100,000 on an individual basis and which do not provide for any non-monetary obligations for the Company or any Company Subsidiary, and (D) settlements pertaining to actions in small claims court;
(xiv)    Contracts relating to any single capital expenditure or series of related capital expenditures pursuant to which the Company or any Company Subsidiary has future financial obligations in excess of $500,000;
(xv)    Contracts required to be disclosed in Section 4.16 of the Company Disclosure Schedule;
(xvi)    Contracts that relate to any material hedging, derivatives or similar Contracts or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business consistent with past practice);
(xvii)    Contracts under which the Company serves Medicare beneficiaries who require enteral nutrients, equipment or supplies and/or external infusion pumps in one or more Competitive Bidding Areas (CBAs) through a DMEPOS Competitive Bidding program; and
(xviii)    Contracts (excluding Company Employee Plans) that provide for any increased payment or benefit, or accelerated vesting, upon the execution and delivery of this Agreement or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).
(b)    The Company has made available to Buyer prior to the date of this Agreement accurate and complete copies of all Company Material Contracts with all amendments, waivers or other changes thereto (except insofar as any Company Material Contracts contain or are otherwise subject to confidentiality provisions or applicable Laws governing the sharing of information under which only a redacted copy thereof may be provided in order to maintain compliance with such confidentiality provisions or applicable Laws, in which case a copy so redacted has been made available).
(c)    Each Company Material Contract is valid and binding on the Company (or such Company Subsidiary, party thereto) subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and is in full force and effect, and neither the Company nor any Company Subsidiary party thereto (nor, with respect to any Contract relating to or evidencing Indebtedness, Seller or any of its Affiliates party thereto), nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any such Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by the Company or any Company Subsidiary (or, with respect to any Contract relating to or evidencing Indebtedness, Seller or any of its Affiliates party thereto), or, to the Knowledge of the Company, any other party thereto.

(d)    As of the date hereof and to the Knowledge of the Company, neither Seller nor the Company nor any Company Subsidiary has received any written notice that any party to any Company Material Contract has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or any Company Subsidiary.
(e)    As of the date hereof and to the Knowledge of the Company, neither Seller nor the Company nor any Company Subsidiary has received any written notice that any supplier or provider party to any Company Material Contract will not sell or provide supplies or services to the Company and the Company Subsidiaries at any time after the Closing Date on terms and conditions substantially the same or better than those used in its current sales and/or services to the Company and the Company Subsidiaries.
SECTION 4.16.    Related Party Transactions. Except as set forth in Section 4.16 of the Company Disclosure Schedules or pursuant to any Employee Plan or any Ancillary Agreement, no current or former direct or indirect beneficial owner of any Equity Interests of the Company or any Company Subsidiary, director or executive officer of the Company or any Company Subsidiary, nor any of their respective Affiliates, has any interest in any property or assets owned by the Company or any Company Subsidiary, or has during the twenty-four (24) months preceding the Closing engaged in any transaction with or is currently directly or indirectly a party to any Contract with the Company or any Company Subsidiary or any Contract relating to the Company Business, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such beneficial owner, director or executive officer or any of their respective Affiliates (any such transaction or Contract, a “Related Party Transaction”).
SECTION 4.17.    Insurance. Section 4.17 of the Company Disclosure Schedules sets forth as of the date hereof all material insurance policies maintained by or for the benefit of the Company and the Company Subsidiaries. With respect to such insurance policies, (i) the policies are in full force and effect and enforceable in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, and (ii) there is no claim by the Company or any Company Subsidiary pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business.
SECTION 4.18.    Health Care Matters. Except as set forth in Section 4.18 of the Company Disclosure Schedules:
(a)    neither the Company nor any Company Subsidiary or any individual directors, members, employees, agents, officers or managers of the Company or the Company Subsidiaries or the Company Business have engaged in any activities which are prohibited under any Health Care Laws and which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company Business. None of the Company nor any Company Subsidiary have received notice of, and there are no pending or, to the Knowledge of the Company, threatened Actions and Proceedings relating to non-compliance by, or Liability of, the Company or any Company Subsidiary or the Company Business under any Health Care Laws. None of the Company nor the Company Subsidiaries nor the Company Business is relying on any exemption from or deferral of any Health Care Law that would not be available to Buyer after the Closing;
(b)    the Company and the Company Subsidiaries have and maintain in full force and effect all Health Care Permits that are material to the operation of the Company Business. No suspension, cancellation, modification, revocation, or non-renewal of any Health Care Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of such Health Care Permit;
(c)    the Company and the Company Subsidiaries meet all of the material requirements of participation, coverage, payment and continued possession of payment, and where applicable, are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, TRICARE, any other state or federal government health care programs, government contracting agency, other public payor or other programs funded by any public payor (“Programs”), any private insurance company, health maintenance organization, preferred provider organization, managed care organization or other private third party payor program;
(d)    within the past three (3) years, none of the Company nor any Company Subsidiary has received any written notice of any current, pending or outstanding Medicare, Medicaid or other Governmental Authority reimbursement audits or demands relating to the Company or any Company Subsidiary or any of their respective current or former officers, directors or employees or independent contractors, or the Company Business, that resulted in, or is reasonably expected to result in, any repayment, recoupment or offset in excess of $100,000 or would reasonably indicate a systemic non-compliance with applicable billing requirements;
(e)    none of the Company nor any Company Subsidiary nor the Company Business (i) is a party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent decree or similar memorandum of understanding or agreement with any Governmental Authority, (ii) is subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Authority that is or would reasonably be expected to be, individually or together with any other order, judgment, injunction, award, decree or writ, material to the operation of the Company Business, or (iii) within the past six (6) years has adopted any board resolutions at the request of any Governmental Authority, in each case that restricts the conducts of its business or that impacts the management or operation of its business in any material adverse manner, in each case, pursuant to Health Care Laws;
(f)    none of the Company, the Company Subsidiaries, nor their respective officers, directors or managing employees, nor the Company Business, have engaged in any activities which are likely to cause civil monetary penalties or mandatory or permissive exclusion from or other termination of any Program. All material reports, documents, claims, applications, and notices required to be filed, maintained or furnished to any Governmental Authority or Program, have been so filed, maintained or furnished and all such reports, documents, claims, applications and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing);

(g)    each of the Company and the Company Subsidiaries and the Company Business has paid, caused to be paid, or notified the applicable parties of all actually known and undisputed material refunds, overpayments, discounts or adjustments which have become due pursuant to such claim submissions; and
(h)    to the Knowledge of the Company, all personnel providing services to patients are duly licensed and qualified to provide such services and are not otherwise excluded or debarred from participation in any Program.
SECTION 4.19.    Medicare; Medicaid; Legal and Billing Compliance.
(a)    During the past six (6) years, all billing and documentation practices by the Company and the Company Subsidiaries and the Company Business for all Programs have complied in all material respects with all applicable Laws and agreements with all of such Programs.
(b)    Section 4.19(b) of the Company Disclosure Schedules sets forth as of the date hereof a list of dates of all material accreditation surveys, audits and investigations of the Company and the Company Subsidiaries and the Company Business or, to the Knowledge of the Company, any of their respective current or former employees, officers and directors or independent contractors performed by any Governmental Authority or pursuant to any Order during the past six (6) years (the “Company Accreditation Surveys”). The Company has made available to Buyer prior to the date of this Agreement copies of all written notices of material non-compliance, material requests for remedial action, impositions of material (individually or in the aggregate) fines, or return of material (individually or in the aggregate) overpayments received by the Company or the Company Subsidiaries or the Company Business (whether ultimately paid or otherwise resolved) from any Governmental Authority or pursuant to any Order at any time during the past six (6) years (the “Company Government Reimbursement Audits”). The Company and the Company Subsidiaries have prepared and submitted timely all corrective action plans required to be prepared and submitted by them in response to any Company Accreditation Surveys or Company Government Reimbursement Audits and have implemented, in all material respects, all of the corrective actions described in such corrective action plans.
(c)    Neither the Company nor any Company Subsidiary, and, to the Knowledge of the Company, none of their respective current employees, officers and directors or independent contractors, have been convicted of, nor has the Company or any Company Subsidiary been notified in writing that it has been indicted for or otherwise charged with, a Medicare, Medicaid or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f), related offense, an offense related to fraud against a health care program as defined in 42 U.S.C. § 1320a-7(a)(3), or any other offense related to fraud or obstruction as defined in 42 U.S.C. § 1320a-7(b)(1) and (2), nor has the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective current stockholders, officers, directors, employees or independent contractors been debarred, excluded or suspended from participation in, otherwise become ineligible to participate in, Medicare, Medicaid or any other federal health care program (whether or not listed on the Office of the Inspector General of the U.S. Department of Health and Human Services List of Excluded Individuals/Entities (LEIE) database or the U.S. General Services Administration’s Excluded Parties List System) or been subjected to any consent decree of, or criminal fine or criminal penalty imposed by, any Governmental Authority.
(d)    Each of the Company and the Company Subsidiaries and the Company Business has filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made thereto, that such Person was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and has timely paid all material fees and assessments due and payable in connection therewith.
(e)    Each of the Company and the Company Subsidiaries and the Company Business has (i) timely filed all material (individually or in the aggregate) reports, filings and billings required to be filed prior to the date hereof with respect to the Programs (all of which reports, filings and billings are complete and accurate in all material respects and comply in all material respects with applicable Law) and (ii) paid, repaid, allowed to be offset or caused to be paid all material (individually or in the aggregate) known and undisputed refunds, overpayments, discounts or adjustments (other than pursuant to Explanation of Benefits (EOBs) issued in the ordinary course) that have become due pursuant to such reports and billings. Other than as set forth in Section 4.19(e) of the Company Disclosure Schedules, there are no pending or, to the Knowledge of the Company, threatened appeals, adjustments, challenges, audits, inquiries, investigations, litigation or written notices of intent to audit with respect to such reports or billings where the amount in dispute is in excess of $100,000 or would reasonably indicate a systemic non-compliance with applicable billing requirements. Other than in connection with the adjudication of billings made in the ordinary course of business, neither the Company nor any Company Subsidiary nor the Company Business has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority (or other Program having financial responsibility for the payment of claims) of any threatened or pending material (individually or in the aggregate) recoupment or set-off from the Company or the Company Subsidiaries under any Program. Neither the Company nor any of the Company Subsidiaries nor the Company Business is currently subject to, or has been subjected to, any material Company-targeted pre-payment integrity review by any Program. The Company and the Company Subsidiaries have implemented and operationalized financial hardship, and indigent care practices, procedures and controls which are compliant with all Health Care Laws. The Company and the Company Subsidiaries have implemented a corporate compliance program in material compliance with the guidelines for healthcare organizations published by the Office of Inspector General of the Department of Health and Human Services and the federal sentencing guidelines.
SECTION 4.20.    No Brokers. Except as set forth in Section 4.20 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.
SECTION 4.21.    Sufficiency of Assets; Solvency.
(a)    Seller and its Affiliates have validly contributed, conveyed, transferred and delivered, or otherwise validly assigned, to the Company and the Company Subsidiaries all of their right, title and interest in (and the Company and the Company Subsidiaries own or have a valid legal right to use) all assets, properties, Contracts, Permits or other rights (except for those which are the subject of the Assignment Agreements, the Amended and Restated IT Transition Services Agreement or the Amended and Restated Operational Transition Services Agreement) primarily used in or primarily related to the Company Business. This Section 4.21(a) shall not be construed to provide a representation or warranty with respect to the infringement of any third-party Intellectual Property.
(b)    No transfer of property has been or is being made and no obligation has been or is being incurred in connection with the transactions contemplated by this Agreement, including the Restructuring, and the Ancillary Agreements with the intent of Seller or any of its Affiliates to hinder, delay or defraud creditors of any of Seller, the Company or any of their respective Affiliates.
SECTION 4.22.    No Other Representations or Warranties. Except for the representations and warranties contained in Article III and in this Article IV or in any of the Ancillary Agreements, none of Seller, the Company or any Company Subsidiary or their respective Representatives makes any other express or implied representation or warranty regarding the transactions contemplated hereby, and Seller, the Company and the Company Subsidiaries and their respective Representatives disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, opinion, or information made, communicated, or furnished (orally or in writing) to Buyer or its Subsidiaries by Seller or any of its Affiliates or Representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedules, Buyer hereby represents and warrants to Seller and the Company as follows:
SECTION 5.1.    Organization and Good Standing. Each of Buyer and Parent (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as would not, (x) individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (y) would cause a material delay in the ability of Buyer to consummate the transactions contemplated hereby (collectively, “Buyer Material Adverse Effect”).
SECTION 5.2.    Authorization. Each of Buyer and Parent has all requisite power and authority to enter into and consummate the transactions contemplated by, and to carry out its obligations under, this Agreement. The execution, delivery and performance by each of Buyer and Parent of this Agreement has been (or will be prior to the execution and delivery thereof) duly authorized by all requisite action on the part of Buyer and Parent, respectively. This Agreement has been duly and validly executed and delivered by each of Buyer and Parent and constitutes legal, valid and binding obligations of Buyer and Parent, respectively, enforceable against Buyer and Parent in accordance with its respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 5.3.    Governmental Approvals and Filings. The execution and delivery by each of Buyer and Parent of this Agreement will not, and the performance and consummation by Buyer of the transactions contemplated by this Agreement will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) those consents, approvals, authorizations and other actions set forth in Section 5.3 of the Buyer Disclosure Schedules (the “Buyer Consents and Approvals”) or (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not have a Buyer Material Adverse Effect.
SECTION 5.4.    No Conflicts. Assuming the receipt and effectiveness of, and the compliance with, all Buyer Consents and Approvals, the execution, delivery or performance by each of Buyer and Parent of this Agreement does not and the consummation of the transactions contemplated hereby and compliance by Buyer with the terms hereof will not: (i) violate or conflict with any provision of the certificate of incorporation and by-laws or similar organizational documents of Buyer and Parent, respectively, (ii) except as set forth in Section 5.4 of the Buyer Disclosure Schedules, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under or, result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under any of its Contracts, (iii) violate or conflict with any Order or Law applicable to Buyer or its properties or assets, or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer, other than, in the case of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 5.5.    Litigation Except as set forth in Section 5.5 of the Buyer Disclosure Schedules, there are no Actions or Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries by or before any Governmental Authority which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the Knowledge of Buyer, no Action or Proceeding has been instituted against Buyer or any of its Subsidiaries before any Governmental Authority by any Person (including any public authority) seeking to restrain or prohibit the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.6.    Investment Representation. Buyer is acquiring the Shares for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
SECTION 5.7.    Financial Ability. As of the Closing, Buyer will have sufficient funds, in the aggregate, to consummate the transactions contemplated by this Agreement, including the payment of the Base Purchase Price, and to satisfy all other costs and expenses of Buyer arising in connection herewith.
SECTION 5.8.    Solvency. Upon and immediately after the consummation of the Closing, Buyer will be Solvent.
SECTION 5.9.    No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any of its Subsidiaries.
SECTION 5.10.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Buyer nor any of its Affiliates or Representatives makes any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Buyer and its Affiliates and Representatives disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, opinion or information made, communicated, or furnished (orally or in writing) to Seller, its Subsidiaries or their respective Representatives by Buyer or any of its Affiliates or Representatives.
ARTICLE VI
COVENANTS
SECTION 6.1.    Conduct of Business. Except as expressly contemplated by this Agreement (including Exhibit A) or as described in Section 6.1 of the Company Disclosure Schedules or as required by GAAP or applicable Law, during the period from the date hereof to the Closing Date or the date this Agreement is terminated pursuant to Article IX herein, as applicable, the Company shall, and shall cause each Company Subsidiary to, and Seller shall cause each of the Company and the Company Subsidiaries to, use its commercially reasonable efforts to conduct the Company Business in the ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, and others having significant business dealings with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including Exhibit A) or as described in Section 6.1 of the Company Disclosure Schedules, or as required by GAAP or applicable Law, during the period from the date hereof to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, and Seller shall not permit any of them to, do any of the following, without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, delayed or withheld):
(a)    amend the certificate of incorporation or bylaws or comparable organizational documents, in any material respect;
(b)    issue, pledge, dispose of, grant, transfer, encumber, sell, deliver or agree or commit to issue, pledge, dispose of, transfer, encumber, sell, deliver or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents;
(c)    other than dividends made by any Company Subsidiary to the Company or any of its wholly-owned Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of, or redeem or repurchase, any shares of capital stock or make any other actual, constructive or deemed distribution in respect of shares of capital stock;
(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Restructuring as contemplated by Exhibit A;
(e)    incur any Indebtedness, other than the Bridge Loan;
(f)    (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (ii) make any loans, advances or capital contributions to any other Person;
(g)    other than as set forth in Section 6.1(g) of the Company Disclosure Schedules or to the extent required by any contract in effect on the date hereof and set forth in Section 4.11(a) of the Company Disclosure Schedules or applicable Law, (i) enter into, adopt, establish, assume or accept assignment of, modify or amend or terminate any Company Employee Plan (or Seller Employee Plan to the extent that would result in materially increased cost to Buyer after the Closing) or any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant that would constitute an Employee Plan had it been in effect as of the date of this Agreement; (ii) make any increase in any manner in the compensation, bonus, pension, welfare, employee benefits, severance or termination pay or fringe benefits of any of any of the current or former consultant, employee, director or executive officer of the Company or the Company Subsidiaries, except for increases in the ordinary course of business and consistent with past practices, for up to

100 non-officer Company Employees, which increases do not increase any such individual Company Employee’s total annual compensation by more than 10% of such employee’s annual base compensation; (iii) pay any bonus to any of the current or former consultants, directors, officers or employees of the Company or the Company Subsidiaries; (iv) promote any Company Employee who is an officer to a position more senior than such Company Employee’s position as of the date of this Agreement, or promote a non-officer Company Employee to an officer position; (v) grant any new awards to any Company Employee under any Employee Plan; (vi) amend or modify any outstanding award held by a Company Employee under any Employee Plan; (vii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Employee Plan or remove any existing restrictions in any Company Employee Plans or awards made thereunder; (viii) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, or (ix) forgive any loans, or issue any loans (other than routine travel or immaterial business expense advances issued in the ordinary course of business), to Company Employees or any directors, officers or contractors of the Company or any Company Subsidiary;
(h)    communicate with employees of the Company or the Company Subsidiaries regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated by this Agreement, unless Buyer is provided with the reasonable opportunity to review and comment upon such communications;
(i)    acquire, sell, lease or dispose of any property or assets (other than acquisition, sale, lease or disposal of inventory in the ordinary course of business consistent with past practice) in any single transaction or series of related transactions except pursuant to existing contracts or commitments disclosed in Section 6.1(i) of the Company Disclosure Schedules;
(j)    except as may be required as a result of a change in Law or in GAAP, change any of the financial accounting principles or practices used by it;
(k)    (i) change any material method of Tax accounting, or change any material Tax election, (ii) file any amended Tax Return involving a material amount of additional Taxes, (iii) settle or compromise any Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material Tax, except for an agreement or compromise with respect to a Tax for an amount that is not materially in excess of the amount reserved thereof on the Company Financial Statements, or (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes;
(l)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein except pursuant to existing contracts or commitments disclosed in Section 6.1(l) of the Company Disclosure Schedules, or (ii)  authorize any new capital expenditure or expenditures which in the aggregate are in excess of $1,000,000;
(m)    enter into, amend, cancel, terminate or modify any Company Material Contract or any contract that would be a Company Material Contract if in effect on the date of this Agreement;

(n)    terminate, materially modify, amend or extend or exercise any option to extend any of the Company Leases or enter into any new Contract that, if in effect on the date of this Agreement, would be a Company Lease;
(o)    fail to maintain in full force and effect its insurance policies over its properties, assets and businesses in a form and amount consistent with past practices;
(p)    settle, release, waive or compromise any pending or threatened Actions or Proceedings for an amount in excess of $100,000 more than the amount of the existing reserve therefor;
(q)    cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any Company Subsidiary), except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than Indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in Section 6.1(p);
(r)    divest, sell, assign, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or permit the lapse of, or encumber (other than pursuant to Permitted IP Liens) any Intellectual Property owned by the Company or any Company Subsidiary, except pursuant to existing contracts or commitments disclosed in Section 6.1(r) of the Company Disclosure Schedules or non-exclusive licenses or other non-material transactions in the ordinary course of business;
(s)    amend, modify or terminate any Related Party Transaction or any Contract related thereto (other than pursuant to the Ancillary Agreements);
(t)    resolve or agree to resolve any matter set forth in a Dispute Notice, as such term is defined in the IT Transition Services Agreement, dated as of July 1, 2013, between Apria Healthcare Group, Inc. and Coram LLC, or agree to any Change or Mandatory Change, each as defined in the IT Transition Services Agreement;
(u)    (i) accelerate the delivery or sale of products or services or the collection of accounts receivable, (ii) delay payment of accounts payable or the making of capital expenditures, or (iii) offer discounts on sale of products or services or premiums on purchase of supplies, in each case, except in the ordinary course of business consistent with past practice; or
(v)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.
SECTION 6.2.    Efforts.
(a)     Subject to Section 6.3, each party shall use its commercially reasonable efforts, and shall cause its Affiliates to use their commercially reasonable efforts, to cause the Closing to occur as soon as reasonably practicable after the date of this Agreement and, in any event, on or prior to the Termination Date, including taking all actions reasonably necessary to comply as promptly as reasonably practicable with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each party shall not, and shall not permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.
(b)    Prior to the Closing, subject to Section 6.3, each party shall use its commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, to obtain, and to cooperate in obtaining, all Consents from third parties, including any landlords and any Governmental Authorities, necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement and to make or give, and to cooperate in making or giving, all filings and notices necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than any reasonable filing or application fees). Without limiting the generality of the foregoing, each party shall, and shall cause its Affiliates to, prepare and file, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or appropriate applications, notices, petitions and filings, including with respect to any change of control Consent or notification requirements of applicable Governmental Authorities with jurisdiction over any Health Care Law, in connection with the transactions contemplated by this Agreement, and to obtain as promptly as reasonably practicable and maintain all Consents necessary to be obtained from any third party, including any Governmental Authority. Each of the parties will consult and cooperate reasonably with the other in connection with any filings, analyses, presentations and memoranda made or submitted by or on behalf of itself or any of its Affiliates to any third party in accordance with this Section 6.2(b) (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith). Following the Closing, Seller shall use its commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, to cooperate with Buyer’s and the Company’s and the Company Subsidiaries’ efforts to effect all necessary or appropriate applications, notices, petitions and filings with, and to obtain any and all Consents from, any Governmental Authority with jurisdiction over any Health Care Law, in each case, as promptly as practicable, to the extent such applications, notices, petitions and filings cannot be made and such Consents cannot be obtained, by their terms, until following the Closing.
(c)    Between the date of this Agreement and the Closing Date, Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, (a) of any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) of any Actions or Proceedings commenced relating to or otherwise affecting such party or any of its Affiliates which relate to the transactions contemplated by this Agreement, and (c) if such party becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the foregoing, it is understood and agreed that neither the delivery or non-delivery of any notice pursuant to this Section 6.2(c) nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.
SECTION 6.3.    Regulatory Filings.
(a)    Each of the Company and Buyer shall as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, (i) file or cause to be filed with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions in order to comply with all applicable Laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Authorities relating thereto. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and such other applicable Law relating to competition. Each of the Company and Buyer shall, and shall cause its respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and such other applicable Law relating to competition and in connection with resolving any investigation or other inquiry by the FTC, the DOJ or any other applicable Governmental Authority under the HSR Act or any other Law relating to competition with respect to the transactions contemplated hereby. Each of the Company and Buyer shall, and shall cause its respective Affiliates to, keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority and shall, and shall cause its respective Affiliates to, comply as promptly as reasonably practicable with any such inquiry or request and shall, and shall cause its respective Affiliates to, provide as promptly as reasonably practicable any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act and such other applicable Law relating to competition. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act and such other applicable Law relating to competition. Neither the Company nor Buyer (nor any of their respective Affiliates) shall participate in any meeting with the FTC, the DOJ or any other applicable Governmental Authority in respect of any filings, investigations or other inquiries without giving the other party reasonable notice prior to the meeting and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate at such meeting. Each of the Company and Buyer will consult and cooperate with the other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of itself or any of its Affiliates in connection with all meetings, actions and proceedings under or relating to the HSR Act or other applicable Laws relating to competition (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).
(b)    Buyer shall be solely responsible for any filing fees under the HSR Act.

(c)    Notwithstanding anything to the contrary contained herein, none of Buyer, Seller, the Company or any of their respective Affiliates shall be required to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could limit its freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets; provided, however, that Buyer shall agree, consistent with the terms hereof, conditioned on the Closing, to the extent necessary to ensure satisfaction of the condition set forth in Section 7.1(a) on or prior to the Termination Date, and if the parties are informed by the management of the Bureau of Competition of the FTC that such actions are necessary and required, to the divestiture, disposition, assignment, novation or transfer of such tangible or intangible assets of the Company and the Company Subsidiaries as did not collectively generate, during the 12-month period ended June 30, 2013, gross profits in excess of $16,000,000 in the aggregate.
SECTION 6.4.    Access to Information; Confidentiality.
(a)    From the date hereof until the Closing Date, the Company shall provide Buyer and its Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and the Company Subsidiaries and of Seller and its Subsidiaries (to the extent relating to the Company Business or the Restructuring), including continued access to a “frozen” version of the electronic data room maintained by Seller and its Subsidiaries in connection with the transactions contemplated hereby; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for such access shall be directed to Seller or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege, so long as the Company shall have made all reasonable efforts to take any action (such as entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege) with respect to such information as is necessary to permit disclosure to Buyer and its Representatives, or (b) contravene any applicable Laws (including the Antitrust Laws) or binding agreement entered into prior to the date hereof, so long as, with respect to any binding agreements, the Company shall have made all reasonable efforts to obtain a waiver regarding the disclosure to Buyer and its Representatives from the third party to whom the confidentiality obligation is owed. Neither the Company nor Seller make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.4, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III and Article IV. The information provided pursuant to this Section 6.4 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.
(b)    Following the Closing, upon the written request of Buyer, Seller shall, and shall cause each of its Affiliates to, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date and consistent with the protection of attorney-client privilege (so long as Seller shall have made all reasonable efforts to take any action with respect to the relevant information as is necessary to permit disclosure to Buyer and its Representatives, including entering into a joint defense agreement or requesting a waiver from any third party to whom any confidentiality obligation is owed), grant to Buyer and its Representatives during regular business hours the right, at the expense of Buyer, to inspect and copy the books, records and other documents (if any) in the possession of Seller or any of its Affiliates which relate to the operation of the Company Business prior to the Closing (including any books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) (the “Seller Retained Records”). Seller agrees to retain, and cause its Affiliates to retain, the Seller Retained Records for a period of the greater of (i) seven (7) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended.
(c)    Following the Closing, upon the written request of Seller, Buyer shall, and shall cause each of its Affiliates to, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date and consistent with the protection of attorney-client privilege (so long as Buyer shall have made all reasonable efforts to take any action with respect to the relevant information as is necessary to permit disclosure to Seller and its Representatives, including entering into a joint defense agreement or requesting a waiver from any third party to whom any confidentiality obligation is owed), grant to Seller and its Representatives during regular business hours the right, at the expense of Seller, to inspect and copy the books, records and other documents (if any) in the possession of Buyer or any of its Affiliates which relate to the operation of the Apria Business prior to the Closing (including any books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) (the “Buyer Retained Records”). Buyer agrees to retain, and cause its Affiliates to retain, the Buyer Retained Records for a period of the greater of (i) seven (7) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended.
SECTION 6.5.    Employee Matters.
(a)    During the 12-month period commencing on the Closing Date, Buyer shall, and shall cause its Affiliates (including after the Closing, the Company and the Company Subsidiaries), to provide to the Company Employees who continue with the Company and the Company Subsidiaries after the Closing Date (the “Continuing Employees”), base salary, base wage rate or base commissions, and target annual cash bonus opportunities (for Continuing Employees eligible immediately prior to the Closing for bonuses under the Employee Plans set forth on Section 6.5(a) of the Company Disclosure Schedules), that are in the aggregate no less than (subject to adjustment for voluntary changes in position) the base salary, base wage rate or base commissions, and target annual cash bonus opportunities (for Continuing Employees eligible immediately prior to the Closing for bonuses under the Employee Plans set forth on Section 6.5(a) of the Company Disclosure Schedules), being provided to Continuing Employees immediately prior to the Closing Date (for the avoidance of doubt excluding, for purposes of calculating a Company Employee’s level of base salary, base wage rate or base commissions, and target annual cash bonus opportunities immediately prior to the Closing Date, the value of equity-based compensation and any special retention or other change in control related compensation); provided, that (1) performance metrics and goals for annual cash bonus opportunities described in the preceding portion of this sentence shall be established and determined by Buyer and (2) Buyer’s obligation with respect to continuation of target annual cash bonus opportunities shall apply only to the annual bonus year ending December 31, 2014. Continuing Employees will be provided with “employee welfare benefits” (within the meaning of Section 3(1) of ERISA) that are no less favorable in the aggregate than (1) through May 31, 2014, the employee welfare benefits provided to the Continuing Employees immediately prior to the Closing Date and (2) after May 31, 2014, the employee welfare benefits provided to the similarly-situated employees of Buyer. During the period commencing on the Closing Date and ending on the first anniversary thereof, Continuing Employees will be provided with severance benefits that are substantially comparable to the severance benefits available to the Continuing Employees immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall (i) prevent the amendment or termination of any Employee Plan in accordance with the terms of any such Employee Plan or interfere with Buyer’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law or (ii) limit the right of Buyer or its Affiliates to terminate any Continuing Employee after the Closing Date.
(b)    Following the Closing, Buyer shall cause the Company and the Company Subsidiaries to comply in full with, and honor, the terms of the Company’s 2013 annual bonus plans; provided that (x) the Company may not amend such bonus plans following the Closing in any way that adversely impacts any Continuing Employee with respect to the 2013 calendar year; (y) in no event may the Company exercise any discretion to reduce the amounts otherwise payable to Continuing Employees under such bonus plans, except for discretionary reductions due to individual performance to the extent permitted by the terms of the applicable bonus plans; and (z) if the employment of any Continuing Employee is terminated by the Company without “cause” (within the meaning of the severance plan generally applicable to such Continuing Employee) following the Closing but prior to the applicable payment date under such bonus plan, then such Continuing Employee shall be entitled to receive a bonus under such bonus plan, payable when bonuses under such plan are generally paid (but no later than March 15, 2014) with no pro ration. Buyer shall cause the Company or a Company Subsidiary to make the Employee Payments in accordance with their terms and applicable law.
(c)    As of and after the Closing Date, Buyer shall, and shall cause its Affiliates (including after the Closing, the Company and the Company Subsidiaries), to recognize service with the Company and the Company Subsidiaries (and their predecessor entities) prior to the Closing Date (“Prior Service”) for purposes of eligibility and vesting (but not for purposes of benefit accruals under any defined benefit plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Continuing Employees as of and after the Closing Date by Buyer and its Affiliates (including after the Closing, the Company and the Company Subsidiaries) to the extent that Prior Service was recognized under a similar Employee Plan and to the extent that it would not result in duplication of benefits. With respect to each Buyer plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and the Company Subsidiaries immediately prior to the Closing Date.

(d)    At least five (5) Business Days prior to the Closing Date, (i) the Company shall submit for approval by its stockholders, in accordance with Section 280G of the Code and the regulations thereunder (the “Section 280G Stockholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) (if the right to any Parachute Payment shall have been irrevocably waived by each of the applicable individuals who may receive a Parachute Payment (the “Disqualified Individuals”)), and (ii) the Company shall have delivered to Buyer true and complete copies of all disclosures and documents that comprise the stockholder approval of each Parachute Payment as set forth in this Section 6.5(d) in sufficient time to allow Buyer to comment thereon (but no less than seven (7) Business Days prior to the Section 280G Stockholder Vote) and shall reasonably consider in good faith Buyer’s comments thereon. To the extent any Disqualified Individual fails to waive any Parachute Payments or the Company fails to perform a proper Section 280G Stockholder Vote with respect to any Disqualified Individual, then the value of any otherwise available U.S. federal Tax deduction associated with Parachute Payments made by the Company and its Affiliates following the Closing and lost pursuant to Section 280G of the Code shall be treated as “Transaction Expenses”.
(e)     Effective as of the Closing Date, Seller shall take such actions as are necessary to fully vest Continuing Employees in any unvested account balances held by such Continuing Employees under any Seller Employee Plan that is a 401(k) retirement plan.
(f)    Seller shall be responsible for providing any notices required to be given and otherwise complying with WARN relating to any employment losses as defined in WARN caused by the Seller or its Affiliates (including the Company and the Company Subsidiaries) prior to the Closing. Buyer shall be responsible for providing any notices required to be given and otherwise complying with WARN relating to any employment losses caused by Buyer or its Affiliates on or after the Closing. Through the time at which the Closing occurs, Seller shall provide Buyer with information regarding terminations of employment sufficient to assess whether obligations under WARN will arise as a result of any subsequent terminations of employment in the ninety (90) days following the Closing. For the avoidance of doubt, provided that Seller provides such information about employment losses that occur in the 90 day period preceding the Closing and which do not otherwise trigger WARN notice requirements, Buyer shall be responsible for providing any and all notices required by WARN arising out of employment losses that occur ninety (90) days following the Closing. The Company and Buyer shall reasonably cooperate in the provision of any such notices prior to the Closing in a form that is compliant with WARN.
(g)    This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement shall (i) confer any rights or remedies of any kind or description upon any Continuing Employee, or their respective successors and assigns, beneficiaries or dependents or (ii) be treated as an amendment to any particular Employee Plan.
SECTION 6.6.    Repayment of Debt; Financing.
(a)     At least three (3) Business Days prior to the Closing Date, Seller shall use its reasonable best efforts to deliver to Buyer drafts of the payoff letters with respect to the Senior

Secured Term Loan and the Amended and Restated ABL Facility and draft documents relating to the redemption of the bonds and satisfaction and discharge of the related indenture with respect to the Series A-2 Notes (the “Specified Indebtedness Payoff Letters”), in form and substance reasonably satisfactory to Seller and Buyer, providing that, upon and subject to the financing of the Bridge Loan and use of the proceeds thereof as contemplated by Step 3 of the Restructuring, all obligations to pay principal, premium and interest payments to, and all Liens in favor of, the holders of Indebtedness under the Specified Indebtedness will be automatically terminated and released, any future obligations with respect to any Contracts relating thereto will be terminated (in each case, except such obligations that by their terms survive the Specified Indebtedness Repayment), all guarantees by the Company and the Company Subsidiaries in respect thereof shall be cancelled and extinguished, and that the Company will be authorized to file and record all Lien release documentation necessary to document the release of such Liens (the “Specified Indebtedness Repayment”).
(b)    Seller shall use its, and cause its Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the Bridge Loan Commitment, including using reasonable best efforts to (i) satisfy on a timely basis all conditions to funding in the Bridge Loan Commitment and the definitive agreements entered into pursuant thereto, (ii) enforce its rights under the Bridge Loan Commitment, and (iii) subject to the terms and upon satisfaction of the conditions set forth in the Bridge Loan Commitment, cause the Financing Sources providing such Bridge Loan to provide the Bridge Loan at, or as soon as practicable after, 9 a.m., New York City time, on the Closing Date (the “Funding Time”) (but not later than the Closing Date). Seller will exercise its rights to extend the Bridge Loan Commitment in the event that the Termination Date is extended pursuant to Section 9.1(b) hereof. Seller shall keep Buyer informed on a reasonably current basis in reasonable detail of the status of its efforts to consummate the Bridge Loan or any other Alternative Financing. In the event any portion of the Bridge Loan becomes unavailable on the terms and conditions contemplated in the Bridge Loan Commitment, (A) Seller shall immediately notify Buyer and (B) Seller shall use, and shall cause its Subsidiaries to use, their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) on terms no less favorable in any respect to Seller than those in the Bridge Commitment and in an amount sufficient to repay and discharge all obligations in respect of the Specified Indebtedness as promptly as practicable following the occurrence of such event; provided that Buyer and its Affiliates (including the Company and the Company Subsidiaries following the Closing) shall not have any liability thereunder to pay or be responsible for, directly or indirectly fees and expenses in an aggregate amount greater than those contemplated by the Bridge Loan Commitment on the date hereof. For the purposes of this Agreement, the term “Bridge Loan Commitment” shall be deemed to include any Bridge Loan Commitment (or similar agreement) or commitment with respect to any Alternative Financing.  Seller shall promptly notify the Buyer in writing (A) if Seller has actual knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Bridge Loan Commitment, (B) of the receipt by Seller of any written notice or other written communication from any financing source with respect to any actual breach, default, termination or repudiation by any party to any Bridge Loan Commitment or (C) if, for any reason, Seller no longer believes in good faith that it will be able to obtain all or any portion of the Bridge Loan contemplated by the Bridge Loan Commitment on the terms described therein. Seller shall not agree to (i) an early termination of the Bridge Loan Commitment or (ii) any amendment, modification, waiver of any provision under the Bridge Loan Commitment, in each case, without the prior written consent of the Buyer, which in the case of subclause (ii) shall not be unreasonably withheld; provided that it shall not be unreasonable for the Buyer to withhold consent to any amendment, modification or waiver if such amendment, modification or waiver (A) reduces the aggregate amount of the Bridge Loan Commitments, (B) imposes new or additional conditions or otherwise amends, modifies, waives or expands any of the conditions to the receipt of the Bridge Facility, (C) could reasonably be expected to delay the Closing or (D) adversely impacts in any respect the ability of the Seller to enforce its rights against the parties to the Bridge Commitments or any agreement related thereto. Seller shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to maintain the effectiveness of the Bridge Loan Commitment until the Bridge Loan (or Alternative Financing, as applicable) is consummated. Buyer agrees to pay at the Funding Time (and subject to the occurrence of the Closing) (i) all reasonable and documented out-of-pocket costs and expenses of the Seller which are due and payable to administrative agent under the Bridge Loan Commitment, the collateral agent under the Bridge Loan Commitment and lenders providing the Bridge Loan Commitment, in each case, to the extent required under Section 10.04 of the Bridge Loan Facility (as in effect on the date hereof and excluding any agency fees) or any comparable provision in any Alternative Financing that would result in no additional fees and expenses being payable, directly or indirectly, by the Buyer than those contemplated by Section 10.04 of the Bridge Loan Facility (as in effect on the date hereof) and (ii) the commitment fee incurred by the Seller to Goldman Sachs pursuant to the first paragraph of the fee letter (as in effect on the date hereof) or pursuant to any other Alternative Financing provided that the aggregate fees payable in such Alternative Financing are equal to or less than the fees that would have been payable pursuant to the first paragraph of the fee letter as in effect on the date hereof (the “Bridge Loan Commitment Fee”, and collectively “Bridge Loan Costs”). Buyer shall have no responsibility to pay or reimburse any fees, expenses or other amounts in respect of the Bridge Loan Commitment in the event the Closing does not occur (without limiting any of Seller’s rights under Section 9.3(a)). In the event that the Closing occurs but any fees (including any fees payable under the fee letter), expenses or, other amounts other than the Bridge Loan Costs specified above, are payable or paid, or any interest has been paid or is payable in respect of the Bridge Loans (such other fees, expenses, other amounts or interest, “Additional Financing Costs”), such Additional Financing Costs shall be treated as “Transaction Expenses” and deducted from the purchase price. In no event shall Buyer be responsible for the fees and expenses of any legal, financial or other advisor to the Seller, or any accounting costs incurred by the Seller in connection with the Bridge Loan Commitment.
(c)    At the Funding Time and subject to the receipt of the proceeds of the Bridge Loan, Seller shall use such proceeds to repay and discharge all obligations in respect of the Specified Indebtedness.
(d)    At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a draft of a payoff letter (the “Bridge Loan Payoff Letter”), in form and substance reasonably satisfactory to Seller and Buyer, providing that, upon the full payment of the amounts required by Section 2.4(a), all obligations to pay principal, premium and interest payments to, and all Liens in favor of, the holders of Indebtedness under the Bridge Loan will be automatically terminated and released, any future obligations with respect to any Contracts relating thereto will be terminated (in each case, except such obligations that by their terms survive the Repayment), all guarantees by the Company and the Company Subsidiaries in respect thereof shall be cancelled and extinguished, and that the Company and/or Buyer will be authorized to file and record all Lien release documentation necessary to document the release of such Liens (the “Repayment”).
(e)    Seller shall not, and shall not permit any of its Affiliates (including the Company and the Company Subsidiaries) to, amend, modify or terminate any Contracts relating to the Specified Indebtedness if such amendment, modification or termination would reasonably be likely to have a Seller Material Adverse Effect. Seller shall, and shall cause its Affiliates (including the Company and the Company Subsidiaries) to take all such actions as may be reasonably required under the Specified Indebtedness and each Contract related thereto to facilitate the repayment and discharge thereof at the Funding Time upon and subject to the receipt of the proceeds of the Bridge Loan, including the giving of any notices that may be required as a result of the transactions contemplated by this Agreement, and delivery of any legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the transactions contemplated hereby.
(f)    If and only if (i) the conditions set forth in Section 7.1, 7.2(A) and 7.3(A) have been satisfied (in each case assuming that the Bridge Loan Commitment has been funded) and (ii) the Financing Sources (or the agent on behalf of the Financing Sources) confirm that all of the documentary conditions precedent to closing (other than the delivery of the Financing Certificate) to the obligations of the Lenders to make Bridge Loans under Section 4.01 of the Bridge Loan Commitment (or any comparable provision of any Alternative Financing) have been satisfied and that subject to receipt of the Financing Certificate the Lenders are prepared to fund, then Buyer and Seller agree to deliver, immediately prior to the Funding Time on the Closing Date, a certificate to that effect and confirming the willingness of Buyer and Seller to consummate the Closing (the “Financing Certificate”).
(g)    No Financing Source will have any liability to the Buyer or its Affiliates relating to or arising out of this Agreement, the Bridge Loan or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Buyer nor any of its Affiliates will have any rights or claims against any of Financing Source hereunder or thereunder. The Buyer (i) agrees not to bring or permit any of its Affiliates to bring any Action or Proceeding in any court other than a state or federal court sitting in the Borough of Manhattan, New York, and any appellate court thereof, (ii) hereby waives for itself and its Affiliates any right to trial by jury in respect of any such Action or Proceeding and (iii) any such Action or Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules that would result in the application of the laws of any other State. Any Financing Source is an express third party beneficiary of, and may enforce, this provision and no amendment to this provision may be made without the approval of the Financing Source.

SECTION 6.7.    Tax Matters.
(a)    Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company or any Company Subsidiary for (i) any Pre-Closing Tax Periods to the extent such Tax Returns are first due after the Closing Date and (ii) any Straddle Periods. Buyer shall deliver, or cause to be delivered, any such Tax Returns with respect to any Seller Taxes that may be applied to offset any amounts due to Seller under Section 6.7(h) herein to Seller for its review and comment at least fifteen (15) Business Days prior to the due date for filing. Buyer shall accept any reasonable written comments received from Seller with respect to such Tax Returns at least ten (10) Business Days prior to the due date of any such Tax Return. If Buyer and Seller cannot agree to any such comments within five (5) Business Days prior to the due date of any such Tax Return, Buyer shall file such Tax Return as prepared. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of the Company and the Company Subsidiaries unless (i) Buyer obtains a written opinion of nationally recognized tax counsel that such past practice is not more likely than not to be successfully defended in a judicial or administrative proceeding, (ii) such past practice resulted in an adjustment by a Taxing Authority, or (iii) otherwise required by law.
(b)    The amount of any Tax refunds or credits relating to Seller Taxes applied to offset any amounts due to Seller under Section 6.7(h) herein, that is actually received or applied to offset any Taxes of the Company or any Company Subsidiary attributable to a period after the Closing Date (net of any Tax thereon) shall be for the account of Seller. For the avoidance of doubt, all other refunds or credits shall be for the account of Buyer; provided that any Tax refund or credit that results from amending a Tax Return to claim Carryforward NOLs shall be considered an Annual Carryforward Tax Savings subject to Section 6.7(h). Buyer shall pay, or cause to be paid, to Seller, or to the order of Seller, the amount of such refund or credit that Seller is entitled to under this Section 6.7(b) (net of any Tax thereon), within ten (10) days after such refund is received or after such credit or refund is used to offset another Tax liability, as the case may be.
(c)    Buyer shall notify Seller, in writing within ten (10) Business Days after the receipt by Buyer or the Company or any Company Subsidiary of any written notice of any examination, audit, dispute or proceeding regarding any Seller Taxes that could be applied to offset any amounts due to Seller under Section 6.7(h) herein (a “Tax Claim”), provided that the failure to timely or duly give notice of a Tax Claim shall only affect the rights of Seller hereunder to the extent such failure has a material and actual prejudicial effect on the defenses or other rights available to Seller with respect to such Tax Claim. Seller shall have the right to represent the interests of the Company and/or any Company Subsidiary with respect to a Tax Claim , to the extent such Tax Claim is solely in respect of Seller Taxes, and to take any actions in connection with such Tax Claim, provided that (i) Seller gives written notice to Buyer confirming that it will have access to adequate financial resources to conduct the defense of such Tax Claim and (ii) Seller shall not enter into any settlement of or otherwise compromise any such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall provide Buyer with notice of its intention to assume the defense of any such Tax Claim and shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Claim. Seller shall, in good faith, allow Buyer or Buyer’s counsel to consult with it regarding the conduct of, or positions taken in such Tax Claim, and shall allow Buyer to fully participate in such Tax Claim. If Seller does not assume or is not conducting the defense of any such Tax Claim actively and diligently, Buyer may assume control of such Tax Claim and defend such Tax Claim in a manner as it may deem appropriate including settling such Tax Claim, after giving notice thereof to Seller, on such terms as Buyer may deem appropriate, provided that Buyer shall not settle or cause the Company or any Company Subsidiary to settle, without Seller’s written consent (which shall not be unreasonably withheld, conditioned or delayed), any such Tax Claim the settlement of which would adversely affect Seller (including by having amounts offset pursuant to Section 6.7(h)). The provisions of Section 8.5 shall not be applicable to Tax Claims subject to the provisions of this Section 6.7(c). To the extent Buyer or Seller is not otherwise permitted to control a Tax Claim pursuant to this Section 6.7(c), Buyer and Seller shall use (and cause their respective Affiliates to use) their commercially reasonable efforts to separate from any such Tax Claim any item that could result in Taxes that are not Seller Taxes, and to permit, to the greatest extent possible, Buyer to control the contest of any such item and Seller to control the contest relating to Seller Taxes; provided that if any such matters cannot be conducted separately pursuant to this sentence, the Party with the greater potential Tax Liability will control the Tax Claim subject to the other Party’s participation rights, in each case pursuant to the terms of this Section 6.7(c).
(d)    Notwithstanding anything herein to the contrary, (i) Seller and Buyer shall each bear fifty percent (50%) of any Transfer Taxes incurred as a result of the purchase and sale of the Shares and (ii) Seller shall bear all Transfer Taxes incurred in connection with the Restructuring (other than the purchase and sale of the Shares). Such Transfer Taxes shall be paid by the party legally responsible to pay such Transfer Taxes (with the other party paying the party that is legally responsible to pay the Tax its share of such Tax at least three (3) Business Days before the Tax payment due date). Both Seller and Buyer will join in the execution of any such Tax Returns and other documentation as required by Law.
(e)    After the Closing Date, each of Seller and Buyer shall reasonably cooperate (and cause their respective Affiliates to reasonably cooperate) in: (i)  preparing any Tax Returns or reports of or with respect to the Company or any Company Subsidiary which such other party is responsible for preparing and filing, (ii)  preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company and the Company Subsidiaries, (iii) making available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Company Subsidiaries, and (iv) furnishing the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to Taxes for which the other party may be liable under this Agreement.
(f)    (i) Buyer and its Affiliates shall not make any election with respect to the Company or any Company Subsidiary under Section 338 of the Code, and (ii) at Seller’s request, the Company and the Company Subsidiaries, as applicable, shall make elections (and enter into agreements required to make such elections) under Section 362(e)(2) of the Code or Treasury Regulations section 1.1502-36(d) with respect to Steps 9, 10, and 11 of the Restructuring.

(g)    So long as Buyer can offset Seller Taxes against the Annual Carryforward Payment Amount otherwise payable pursuant to Section 6.7(h), if Buyer, its Affiliates, the Company or any Company Subsidiary amends after the Closing any Tax Return with respect to a Pre-Closing Tax Period or Straddle Period of the Company or any Company Subsidiary without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed, any incremental Taxes from any such amendment shall not be included in Seller Taxes; provided however, that such amendment in respect of any incremental Taxes is not the result of a successful challenge by a Taxing Authority.
(h)
(i)    For purposes of this Agreement:
(A)    The “Annual Carryforward Payment Amount” with respect to a taxable year shall mean an amount (not less than zero) equal to (I) the sum of (x) 100% of the Annual Carryforward Tax Savings for such taxable year until an aggregate amount equal to $60,000,000 has been taken into account pursuant to this clause (x) with respect to such taxable year and any prior taxable years, (y) 50% of any Annual Carryforward Tax Savings not taken into account pursuant to clause (x) and (z) 100% of any Tax savings relating to any U.S. federal Tax deductions associated with any Employee Payments included as an asset in Working Capital (such Tax savings calculated under principles similar to the calculation of Annual Carryforward Tax Savings, with such deductions replacing Carryforward NOLs), less (II) the amount of any Seller Taxes arising after the Closing Date that has not previously reduced an Annual Carryforward Payment Amount pursuant to this clause (II), less (III) the amount of any Disallowed Carryforward Amount that has not previously reduced an Annual Carryforward Payment Amount pursuant to this clause (III); provided, however, that the Annual Carryforward Amount shall equal $0 with respect to all taxable years subsequent to the last taxable year in which there are U.S. federal net operating losses which are a part of the Carryforward NOLs for such taxable year.
(B)    The “Annual Carryforward Tax Savings” for a taxable year means the excess of (I) the cumulative liability for Taxes of Parent, Buyer, the Company and their Affiliates for such taxable year, calculated with the Carryforward NOLs claimed in such taxable year excluded over (II) the actual cumulative liability for Taxes of Parent, Buyer, the Company and their Affiliates for such taxable year, calculated with the Carryforward NOLs claimed in such taxable year included.
(C)    “Carryforward NOLs” means any U.S. federal and state net operating losses and credit carryforwards of the Company and its Subsidiaries as of the Closing Date that are available after the Closing Date for use by Parent, Buyer, the Company or their Affiliates. Carryforward NOLs shall be deemed to include any such U.S. federal and state net operating losses and credit carryforwards which become unavailable to be used after the Closing Date as a result of a breach by Parent, Buyer or their Affiliates of any of their covenants in this Agreement. Carryforward NOLs shall be computed without regard to any deductions for Bridge Loan Costs, and for the avoidance of doubt, any Employee Payments, and any Taxes in respect of such Employee Payments.
(D)    “Disallowed Carryforward Amount” means the amount of any prior payment of the Annual Carryforward Payment Amount that would not have been made if Disallowed Carryforward NOLs had not been taken into account in determining the Annual Carryforward Tax Savings. If there is a Disallowed Carryforward Amount, the determination of any Annual Carryforward Payment Amount with respect to subsequent taxable years shall be made as if such Disallowed Carryforward Amount had not been made and the Disallowed Carryforward NOLs has not been used.
(E)    “Disallowed Carryforward NOLs” means any Carryforward NOLs previously claimed resulting in an Annual Carryforward Tax Savings, the use of which is subsequently, successfully challenged by a Taxing Authority.

(ii)    (A)     Buyer shall pay the Annual Carryforward Payment Amount with respect to a taxable year to Seller, or to the order of Seller, not more than ten (10) Business Days after Parent (or any successor entity that is part of the U.S. federal consolidated group of which the Company is a member) receives from the Internal Revenue Service a Closing Letter with respect to its Tax Return for such taxable year under the Compliance Assurance Process; provided that Buyer shall in no event pay the Annual Carryforward Payment Amount later than 180 days after the filing of any U.S. federal income Tax Return utilizing Carryforward NOLs for such taxable year.
(B)    If on the date of the payment of the Annual Carryforward Payment Amount with respect to a taxable year, (x) there is an outstanding Tax Claim that if sustained by the applicable Taxing Authority would result in Seller Taxes (the amount of such Seller Taxes, the “Potential Seller Taxes”) and/or (y) Parent, Buyer, the Company or any of their Affiliates has received a written notice of an examination, audit, dispute or proceeding challenging or questioning the prior use of any Carryforward NOLs that if sustained by the applicable Taxing Authority would result in Disallowed Carryforward NOLs and a Disallowed Carryforward Amount (a “NOL Tax Claim” and the potential Disallowed Carryforward Amount, the “Potential Disallowed Carryforward Amount”), Buyer shall be entitled to reduce the Annual Carryforward Payment Amount that would otherwise be payable to Seller by the sum of the amount of the Potential Seller Taxes and the Potential

Disallowed Carryforward Amount as reasonably determined by Buyer (the aggregate amount of any such permitted reduction of the Annual Carryforward Payment Amount, the “Holdback Amount”). On the resolution of any such Tax Claim, Buyer shall pay to Seller the excess of (I) the portion of any Holdback Amount relating to such Tax Claim over (II) the amount of Seller Taxes resulting from such Tax Claim. Any amount of such Holdback Amount retained by Parent, Buyer or their Affiliates shall be considered Seller Taxes that reduced an Annual Carryforward Payment Amount. On the resolution of any such NOL Tax Claim, Buyer shall pay to Seller the excess of (a) the portion of any Holdback Amount relating to such NOL Tax Claim over (b) the amount of any Disallowed Carryforward Amount resulting from such NOL Tax Claim. Any amount of such Holdback Amount retained by Parent, Buyer or their Affiliates shall be considered a Disallowed Carryforward Amount that reduced an Annual Carryforward Payment Amount.
(iii)    If, after the Closing Date, Parent, Buyer, the Company or any of their Affiliates engage in a transaction that results in Parent, Buyer, the Company or any of their Affiliates obtaining the benefit of any net operating losses or credit carryforwards that would not have been available absent such transaction (“Subsequently Acquired NOLs”), the Annual Carryforward Tax Savings shall be calculated assuming the Subsequently Acquired NOLs do not exist.
(iv)    If, after the Closing Date, Parent, Buyer, the Company or their Affiliates sell or otherwise dispose of the Company or any of its Subsidiaries (or any successors thereto), such that any amount of Carryforward NOLs is not subsequently available for use by Parent, Buyer, the Company or their Affiliates as a result of such sale or disposition, Buyer shall make a payment to Seller, or to the order of Seller, equal to the present value of the future reductions in the Annual Carryforward Payment Amount that result from such loss of Carryforward NOLs, calculated assuming (A) there would be sufficient income to fully utilize any Carryforward NOLs available for use in each year, (B) the Carryforward NOLs available for use in a particular year are used on the due date for the applicable Tax Return for such year (without regard to extensions), (C) the Tax rates for the year of the sale or other disposition apply to all subsequent years, and (D) a discount rate of 10%.
(v)
(A)    Upon Seller’s request, Parent shall provide to Seller an officer’s certificate of Parent, signed by a responsible corporate officer, of the Annual Carryforward Tax Savings realized by Parent, Buyer, the Company or any of their Affiliates with respect to any particular taxable year, along with, if applicable, an explanation to Seller, in sufficient detail, of why such amount is less than the amount of Annual Carryforward Tax Savings that would be realized if the full amount of Carryforward NOLs available for use in the applicable taxable year were utilized at the highest applicable marginal tax rate.

(B)    No more than ten (10) days after Parent (or any successor entity that is parent of the U.S. federal consolidated group of which the Company is a member) receives from the Internal Revenue Service a Closing Letter with respect to a Tax Return utilizing Carryforward NOLs for such taxable year under the Compliance Assurance Process, Parent (or such successor entity) shall provide a copy of such Closing Letter to Seller (redacting any portions not relevant to the Carryforward NOLs).
(C)    At least sixty (60) days prior to filing the first U.S. federal income Tax Return after the Closing Date utilizing Carryforward NOLs, Parent and Buyer shall provide to Seller their calculation of the yearly limitation under Section 382 of the Code applicable to the U.S. federal net operating losses that are part of the Carryforward NOLs and any similar limitations applicable to state net operating losses that are part of the Carryforward NOLs (the “Carryforward Limitations”), including supporting materials and calculations. Parent and Buyer, on the one hand, and Seller, on the other hand, shall work together in good faith to resolve any disputes regarding the determination of the Carryforward Limitations; provided that any disputes shall be resolved by a nationally recognized independent accountant mutually agreed by the parties (the “Independent Accountant”). Neither Parent, Buyer, the Company or any of their Affiliates shall be required to provide to Seller a copy of the filed Tax Returns of Parent, Buyer, the Company or any of their Affiliates for any taxable period for which Carryforward NOLs are claimed; provided, that if there should be any dispute described in the preceding sentence, Parent, Buyer, the Company or any of their Affiliates, as applicable, shall provide to the Independent Accountant or other arbitrator copies of such Tax Returns subject to an appropriate confidentiality agreement or arrangement reasonably acceptable to Parent, Buyer, the Company or its Affiliates, as applicable, to the extent necessary for the Independent Accountant or arbitrator, as the case may be, to resolve such dispute. The parties shall share equally in any costs and expenses of the independent Accountant.
(vi)     The parties will work together, in good faith, between the date of this Agreement and the Opening Conference for the Compliance Assurance Process in respect of the taxable year in which the Closing occurs on a joint statement of facts and law that best supports the amount and use of the Carryforward NOLs (the “NOL Joint Statement”). Parent, Buyer and their Affiliates shall act in accordance with the NOL Joint Statement in filing Tax Returns and in the Compliance Assurance Process unless (and for the avoidance of doubt subject to the procedures of Section 6.7(h)(vii)) either (i) Parent believes, in good faith, that there is not “substantial authority” (as defined in Section 6662 of the Code and regulations thereunder) with respect to a particular amount of the Carryforward NOLs or (ii) the IRS presents an argument or challenge in respect of the use of an amount of the Carryforward NOLs that Parent believes, in good faith, would result in a successful challenge by the IRS against the use of such amount of Carryforward NOLs; provided that Parent, Buyer and their Affiliates shall continue to act in accordance with the NOL Joint

Statement to the extent not inconsistent with Parent’s good faith determination pursuant to this sentence. For the avoidance of doubt, nothing in this Section shall be construed to allow Parent, Buyer or their Affiliates to trade or offset any amount of Carryforward NOLs in determining any other tax position.
(vii)    Buyer, Parent, the Company and their Affiliates shall promptly notify the Seller of any challenge by a Taxing Authority regarding the use of the Carryforward NOLs or any other adverse development regarding the Carryforward NOLs (including, for the avoidance of doubt, in the Compliance Assurance Process or any audit, examination or other proceeding) (a “NOL Contest”). In connection with any NOL Contest, Parent or Buyer shall (i) provide updates to Seller of any material developments, (ii) provide Seller with reasonably opportunity to review and comment on any written submissions to the Taxing Authority (and consider any comments provided in good faith), and (iii) consult with Seller in good faith regarding the defense of the NOL Contest.

SECTION 6.8.    Director and Officer Liability. For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of the Company Subsidiaries to, amend, repeal or modify any provision in the Company's or any of the Company Subsidiaries' certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (unless and to the extent required by Law).
SECTION 6.9.    Restructuring. On the Closing Date prior to the Funding Time, Seller shall, and shall cause its Affiliates to, effect Step 1 of the Restructuring, and subject to the receipt of the proceeds of the Bridge Loan as contemplated by Step 2(a) of the Restructuring, following the Funding Time, Steps 2(b) through 11 of the Restructuring, in each case, in all material respects in accordance with Exhibit A. The parties shall consult with each other in good faith concerning the progress of steps incorporated within the Restructuring and shall not materially amend or modify the steps set forth in Exhibit A without each party’s prior written consent. Seller and its Affiliates shall not execute, deliver, amend, modify or terminate any agreements or instruments relating to the Restructuring without the prior written consent of Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. Furthermore, the parties agree to report for tax purposes the steps of the Restructuring as provided in Exhibit A.
SECTION 6.10.    Further Assurances. From time to time prior to the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
SECTION 6.11.    Parent Guarantee. Parent hereby guarantees to Seller the timely payment and performance of all obligations required to be paid or performed by Buyer under this Agreement, both before and after Closing (such obligations, the “Guaranteed Obligations”). This guarantee by Parent is an absolute, unconditional, continuing and irrevocable guaranty by Parent of all Guaranteed Obligations now or hereafter existing, is in no way conditioned upon any requirement that any member of the Seller Group first attempt to collect or enforce any of the Guaranteed Obligations from Buyer or upon any other condition or contingency whatsoever and shall remain in full force and effect until all Guaranteed Obligations are indefeasibly performed in full and paid in cash. Parent hereby waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Parent might otherwise be entitled and any legal or equitable defenses to the enforcement of this guarantee.
SECTION 6.12.    Other Seller Covenants.
(a)    On the Closing Date and prior to the Funding Time, Seller shall cause (i) Apria Healthcare Group Inc. and Coram LLC to execute and deliver, each to the other, the Amended and Restated IT Transition Services Agreement (to be effective as of and, subject to, the Closing) and (ii) Apria Healthcare LLC and Coram LLC to execute and deliver, each to the other, the Amended and Restated Operational Transition Services Agreement (to be effective as of and, subject to, the Closing).
(b)    Seller and Buyer shall use their reasonable best efforts to cause the Escrow Agent to execute and deliver, on the Closing Date and prior to the Funding Time, the Escrow Agreement, and shall execute and deliver the same to the other at such time.
(c)    Seller hereby assigns, and shall cause each of its Affiliates (other than the Company and the Company Subsidiaries) to assign, effective at the Closing, to Buyer all of its right, title and interest in and to any confidentiality agreements entered into by Seller or each such Affiliate (other than the Company and the Company Subsidiaries) with any Person in connection with the proposed sale of the Company and the Company Subsidiaries to the extent such rights related to the Company or any Company Subsidiary, and, to the extent any such rights may not be assigned, Seller undertakes to, and shall cause each of its Affiliates to, enforce any such rights at the request and direction of Buyer and at Buyer’s expense. True and complete copies of all such confidentiality agreements shall be provided to Buyer at Closing.
(d)    Prior to the Closing Date, AHG will assign its obligation under the Transaction and Management Fee Agreement (the “Transaction and Management Fee Agreement”) dated as of October 28, 2008 with Blackstone Management Partners V L.L.C. (“BMP”) to the Company to pay the “Lump Sum Fee” (as defined therein) to BMP at the Closing upon receipt of written notice from BMP of its election under Section 4(f) and its consent to such assignment, and such amount will be treated as a Transaction Expense hereunder.
SECTION 6.13.    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending two (2) years following the Closing (the “Restricted Period”), neither Seller nor AHG, nor any of their respective Subsidiaries (excluding, for the avoidance of doubt, the Company and the Company Subsidiaries), shall directly or indirectly, without the prior written consent of Buyer, engage in, or manage, operate, Control, make an investment in or own an equity interest in, any entity that is engaged in, a Competing Business; provided that this Section 6.13(a) shall not prohibit (i) the acquisition of an equity interest up to (but not more than) 5% in any publicly-traded Person whose equity interests are listed on a nationally or internationally recognized securities exchange; (ii) the acquisition of any entity or enterprise engaged in a Competing Business, so long as Seller (or AHG or any other relevant Subsidiary) shall not materially expand such Competing Business during the Restricted Period and so long as Seller (or AHG or any other relevant Subsidiary) gives Buyer an option to purchase the Competing Business at fair market value within six (6) months following the acquisition; (iii) Seller’s or its Subsidiaries’ activities under the Ancillary Agreements or any other Contracts with the Company or any of the Company Subsidiaries, or (iv) engagement in a Competing Business if (1) Seller (or AHG or any other relevant Subsidiary) or substantially all of its (or AHG’s or any other relevant Subsidiary’s) assets is acquired by an unrelated company or enterprise already involved in a Competing Business that does not derive more than fifteen percent (15%) of its total revenues from such Competing Business, and (2) the purchaser consolidates Seller’s (or AHG’s or any other relevant Subsidiary’s) operations with its own (including the Competing Business). For the avoidance of doubt, in the event that Seller (or AHG or any other relevant Subsidiary) is acquired by a purchaser that either is not engaged in a Competing Business, or which derives more than fifteen percent (15%) of its net revenues from a Competing Business, then the restrictions of this Section 6.13(a) shall continue to apply to Seller, AHG and their respective Subsidiaries, though not to the acquiring company or its other Affiliates.
(b)    During the period beginning on the Closing Date and ending one (1) year following the Closing, (A) neither Seller nor AHG shall (and shall each ensure that none of its Subsidiaries (excluding, for the avoidance of doubt, the Company and the Company Subsidiaries) shall), directly or indirectly, (i) induce, encourage, persuade or solicit any employee of the Company or any Company Subsidiary to terminate his or her employment with the Company or any Company Subsidiary or accept any other position or employment with Seller, AHG or any of their respective Subsidiaries, and (ii) hire or assist any other Person in hiring, as an officer, employee, consultant, independent contractor or otherwise, any employee of the Company or any Company Subsidiary who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee; provided, however, that nothing in this Section 6.13(b) shall prevent Seller, AHG or any of their respective Subsidiaries from hiring any employee whose employment was terminated by the Company or any Company Subsidiary or the employee after 180 days from the date of termination, and (B) Buyer and its Affiliates shall not, and shall ensure that none of their respective Subsidiaries (including, for the avoidance of doubt, the Company and the Company Subsidiaries) shall, directly or indirectly, (i) induce, encourage, persuade or solicit any employee of the Seller or any of Seller Subsidiary (the “Covered Employees”), to terminate his or her employment with the Seller or any of Seller’s Subsidiaries or accept any other position or employment with Buyer or any of its Subsidiaries, and (ii) hire or assist any other Person in hiring, as an officer, employee, consultant, independent contractor or otherwise, any Covered Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee; provided, however, that nothing in this Section 6.13(b) shall prevent Buyer, its Affiliates, or any of their respective Subsidiaries from hiring any Covered Employee whose employment was terminated by Seller or any of Seller’s Subsidiaries or the Covered Employee after 180 days from the date of termination.

(c)    The parties acknowledge that the restrictions contained in this Section 6.13 are reasonable and necessary to protect the legitimate interests of each party and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
ARTICLE VII
CONDITIONS TO CONSUMMATE CLOSING
SECTION 7.1.    Conditions to All Parties’ Obligations. The obligations of the Seller Parties and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
(a)    At or prior to the Funding Time, the applicable waiting period under the HSR Act shall have expired or been terminated;
(b)    As of the Funding Time, no court or government body of competent jurisdiction shall have (i) enacted a law, rule or regulation that is in effect and renders the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement illegal in the United States or (ii) formally issued an injunction or other order that is in effect and prohibits the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement in the United States (each, a “Prohibitive Order”), and no Action or Proceeding seeking any of the foregoing shall have been commenced by a Governmental Authority and then be pending; and
(c)    Prior to the Funding Time, the Escrow Agent shall have delivered to Buyer and Seller the Escrow Agreement duly executed by it.
SECTION 7.2.    Conditions to Buyer’s Obligations. (A)     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Funding Time:
(a)    (x) The representations and warranties (other than those set forth in Section 4.6(d)(ii) and the Seller Fundamental Representations and Warranties) set forth in (i) Article III and Article IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all respects as of the Funding Time as though then made (disregarding all qualifications or limitations as to “materiality”, “Seller Material Adverse Effect”

or “Company Material Adverse Effect”) and (ii) Article III and Article IV that address matters as of particular dates shall be true and correct in all respects as of such dates (disregarding all qualifications or limitations as to “materiality”, “Seller Material Adverse Effect” or “Company Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true and correct do not, individually or in the aggregate, constitute a Company Material Adverse Effect; and (y) the representations and warranties set forth in Section 4.6(d)(ii) and the Seller Fundamental Representations and Warranties shall be true and correct in all respects as of the Funding Time as though then made;
(b)    The Seller Parties shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Funding Time;
(c)    Each of Seller and the Company shall have delivered to Buyer a certificate, dated the Closing Date and executed by an executive officer of Seller and the Company, respectively, stating that the conditions specified in Section 7.2(A)(a) and Section 7.2(A)(b) above as they relate to Seller and the Company, respectively, have been satisfied, and making the statements set forth in Exhibit I;
(d)    Seller shall have delivered to Buyer the Ancillary Agreements (to be effective as of and, subject to, the Closing) and the Escrow Agreement, duly executed by it or its relevant Affiliates;
(e)    Steps 1 and 2(a) of the Restructuring shall have been effected in all material respects in accordance with the corresponding steps set forth in Exhibit A;
(f)    Seller shall have delivered to Buyer written resignations from officer positions (but not employment), effective as of the Closing, from each director or manager of the Company or any Company Subsidiary appointed by Seller set forth in Exhibit J;
(g)    The Company shall have delivered to Buyer a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Buyer and on the basis of which Buyer shall not be required to withhold Tax under Section 1445 of the Code, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations section 1.897-2(h);
(h)    The PLR shall not have been withdrawn, revoked or modified from the date on which it was issued;
(i)     Buyer shall have received the Specified Indebtedness Payoff Letters; and
(j)     Buyer shall have received the Bridge Loan Payoff Letter.

(B)    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing:
(a)    Steps 2(b) through 11 of the Restructuring shall have been effected in all material respects in accordance with the corresponding steps set forth in Exhibit A;
(b)    Seller shall have deposited with the Escrow Agent the stock certificate representing the Shares, accompanied by a duly executed stock power, as provided in Section 2.1.
SECTION 7.3.    Conditions to the Seller Parties’ Obligations. (A)    The obligations of each of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Funding Time:
(a)    (x) The representations and warranties (other than the Buyer Fundamental Representations and Warranties) set forth in (i) Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all respects as of the Funding Time as though then made (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect”) and (ii) Article V that address matters as of particular dates shall be true and correct in all respects as of such dates (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true and correct do not, individually or in the aggregate, constitute a Buyer Material Adverse Effect; and (y) the Buyer Fundamental Representations and Warranties shall be true and correct in all respects as of the Funding Time as though then made;
(b)    Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Funding Time;
(c)    Buyer shall have delivered to Seller the Escrow Agreement duly executed by it; and
(d)    Buyer shall have delivered to the Company a certificate of Buyer, dated the Closing Date and executed by an executive officer of Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) above have been satisfied.
(B)         The obligations of each of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing:
(a)    Seller shall have received the proceeds of the Bridge Loan as contemplated by Step 2(a) of the Restructuring Plan; and
(b)    Buyer shall have deposited an amount equal to the Initial Equity Purchase Price into the Escrow Account, as provided in Section 2.2.

SECTION 7.4.    Waiver of Conditions. All conditions to the Closing required to be satisfied by the Funding Time shall be deemed to have been satisfied after the Funding Time, and all other conditions to the Closing shall be deemed to have been satisfied after the Closing.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
SECTION 8.1.    Survival. The representations and warranties of the parties and such covenants and agreements of the parties that require performance prior to Closing will survive the Closing and will remain in full force and effect thereafter until the Final Survival Date (or, with respect to the representations and warranties set forth in the last sentence of Section 4.11(d), until the expiration of the applicable statute of limitations), upon which they will terminate and have no further force and effect, and any claim for indemnity in respect thereof made by an Indemnified Party under Section 8.2 or Section 8.3 in accordance with the terms of this Article VIII prior to the Final Survival Date (or, with respect to the representations and warranties set forth in the last sentence of Section 4.11(d), prior to the expiration of the applicable statute of limitations), will survive beyond such date until such time as it is finally resolved; provided that the representations and warranties set forth in Section 4.9 (other than Section 4.9(l), which will remain in full force and effect until the Final Survival Date) shall terminate at Closing and shall have no further force and effect. All covenants and agreements that require or contemplate performance at or after the Closing shall survive for a period of thirty (30) days following the date on which the performance of such covenant is required to be made, and any claim for indemnity in respect thereof made by an Indemnified Party under Section 8.2 or Section 8.3 in accordance with the terms of this Article VIII prior to the expiration of such survival period will survive until such time as it is finally resolved. The right of a Person to any remedy pursuant to this Article VIII shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the satisfaction or waiver of any Closing condition contained in this Agreement.
SECTION 8.2.    Indemnification by Seller. From and after the Closing, and from and only to the extent of the Escrow Amount, Seller shall indemnify, defend and hold harmless Parent, its Affiliates (including the Company and the Company Subsidiaries), and their respective directors, officers, equityholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacities as such (the “Buyer Indemnified Parties”), from, against and with respect to any damages, losses, charges, Liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) sustained or incurred by any Buyer Indemnified Party arising out of, resulting from or otherwise in respect of (a) the failure of any representation or warranty of the Seller Parties contained in Article III or Article IV of this Agreement (other than those set forth in Section 4.9 (a) through (k) and (m), which terminate at the Closing, but including those set forth in Section 4.9(l), which will remain in full force and effect until the Final Survival Date) to be true and correct as of the Closing (or, with respect to representations and warranties that by their terms refer to a specific date, as of such specific date), it being understood that in determining whether any such representation or warranty failed to be true and correct, such representation and warranty (other than those set forth in Section 4.6(d)(ii)) shall be considered without regard to any qualifications or limitations as to “materiality”, “Seller Material Adverse Effect” or “Company Material Adverse Effect” set forth therein) or (b) any breach of any covenant or agreement of Seller or any of its Affiliates (which, until the Closing, shall include the Company and the Company Subsidiaries) contained in this Agreement. From and after the Closing, Seller and AHG shall, jointly and severally (subject to Section 8.8(b)), indemnify, defend and hold harmless the Buyer Indemnified Parties, from, against and with respect to any Losses sustained or incurred by any Buyer Indemnified Party arising out of, resulting from or otherwise in respect of (c) any Apria Liabilities, (d) any breach by Apria Healthcare LLC of any covenant, representation or warranty under the Contribution Agreements or (e) any breach of the representations and warranties set forth in the last sentence of Section 4.11(d).
SECTION 8.3.    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective directors, officers, equityholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacities as such (the “Seller Indemnified Parties” and, collectively with Buyer Indemnified Parties, the “Indemnified Parties”), from, against and with respect to any Losses sustained or incurred by any Seller Indemnified Party arising out of, resulting from or otherwise in respect of (a) the failure of any representation or warranty of Buyer contained in Article V of this Agreement to be true and correct as of the Closing (or, with respect to representations and warranties that by their terms refer to a specific date, as of such specific date), it being understood that in determining whether any such representation or warranty failed to be true and correct, such representation and warranty shall be considered without regard to any qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein), (b) any breach of any covenant or agreement of Buyer or any of its Affiliates (which following the Closing, shall include the Company and the Company Subsidiaries) contained in this Agreement, (c) any Coram Liabilities or (d) any breach by Coram LLC of any covenant, representation or warranty under the Contribution Agreements.
SECTION 8.4.    Certain Limits to Indemnification.
(a)    Neither Seller shall be liable to Buyer Indemnified Parties, nor shall Buyer be liable to any Seller Indemnified Parties, for any Losses (i) with respect to the matters described in Section 8.2(a), (c), (d) or (e) or Section 8.3(a), (c) or (d), respectively, unless a written claim or demand for indemnification with respect to such matters is submitted by the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with the terms of this Article VIII, on or prior to the Final Survival Date (or, with respect to any breach of the representations and warranties set forth in the last sentence of Section 4.11(d), on or prior to the expiration of the applicable statute of limitations), or (ii) with respect to the matters described in Section 8.2(b) or Section 8.3(b), respectively, unless a written claim or demand for indemnification with respect to such matters is submitted by the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with the terms of this Article VIII, on or prior to the lapse of the relevant survival period set forth in Section 8.1. AHG shall not be liable to any Buyer Indemnified Parties for any Losses with respect to matters described in Section 8.2(c), (d) or (e), unless a written claim or demand for indemnification with respect to such matters is submitted by the Buyer Indemnified Party, on or prior to the Final Survival Date (or, with respect to any breach of the representations and warranties set forth in the last sentence of Section 4.11(d), on or prior to the expiration of the applicable statute of limitations).
(b)    Seller shall not be liable under Section 8.2 to any Buyer Indemnified Parties, nor shall Buyer be liable under Section 8.3 to any Seller Indemnified Parties, respectively, for any Losses with respect to the matters contained in (i) Section 8.2(a), other than the Seller Fundamental Representations and Warranties and the representations and warranties set forth in the last sentence of Section 4.11(d), Section 4.16 (Related Party Transactions) and Section 4.21(a) (Sufficiency of Assets), or (ii) Section 8.3(a), other than the Buyer Fundamental Representations and Warranties, unless such respective Losses exceed an aggregate amount equal to $10,000,000 (the respective “Deductible Amount”) in which case Seller shall be liable to the Buyer Indemnified Parties and Buyer shall be liable to the Seller Indemnified Parties only for those Losses in excess of its respective Deductible Amount. Notwithstanding anything herein to the contrary, Seller shall not be liable under Section 8.2 to any Buyer Indemnified Parties, nor shall Buyer be liable under Section 8.3 to any Seller Indemnified Parties, respectively, for any Losses in excess of the Cap, other than (x) in the case of any breach of any obligation to pay any purchase price adjustment when due pursuant to Section 2.5(d), (y) claims against Seller pursuant to Section 8.2(c), (d) or (e), or (z) claims against Buyer pursuant to Section 8.3(c) or (d). Notwithstanding anything herein to the contrary and without limiting the generality of the foregoing, Losses arising out of the same facts and circumstances with respect to the matters contained in Section 8.2(a) or Section 8.3(a) shall not be entitled to indemnification under Section 8.2 or Section 8.3 and shall not be counted toward satisfaction of the Deductible Amount unless they exceed $50,000. For the avoidance of doubt, AHG’s indemnification obligations under Section 8.2(c), (d) or (e) shall not be limited to the Cap and shall not be subject to any limitations regarding the Deductible Amount or the $50,000 per claim amount referred to in this Section 8.4(b).
(c)    With respect to each indemnification obligation contained in this Agreement, the amount of each Loss shall be determined net of any Tax benefit actually realized in the taxable period in which such Loss is incurred by the Indemnified Party or its Affiliates as a result of sustaining such Loss.
(d)    Seller shall not be liable to any Buyer Indemnified Parties for any Losses relating to the loss or unavailability of any Tax attribute (including, without limitation, any net operating loss, deduction, credit, or Tax basis).
SECTION 8.5.    Third-Party Claim Indemnification Procedures.
(a)    In the event that any written claim or demand for which an indemnifying party hereunder (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall deliver to the Indemnifying Party promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third-Party Claim, a written notice of claim specifying its good faith estimate of the U.S. dollar amount of such claim, to the extent then ascertainable (the “Claim Amount”), and describing in reasonable detail the basis upon which the Indemnified Party asserts that such claim is required to be satisfied (the “Claim

Basis”) (such notice, a “Claim Notice”) and a copy of such Third-Party Claim; provided that the failure to timely or duly give a Claim Notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)    In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, it being understood that, by assuming the defense of a Third-Party Claim, the Indemnifying Party shall conclusively acknowledge and agree that it has an indemnity obligation with respect to such Third-Party Claim. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the cost of the Indemnified Party’s separate counsel if in the reasonable opinion of counsel to the Indemnified Party an actual or a potential conflict exists between the Indemnified Party and the Indemnifying Party that makes such separate representation advisable and/or conduct of claim by the Indemnifying Party would compromise any legal privilege or similar doctrine with respect to the Indemnified Party or any of its Affiliates. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to direct or assume control of the defense against a Third-Party Claim if (i) the claim for indemnification relates to or arises in connection with any criminal, civil or regulatory proceeding, action, indictment, allegation or investigation, (ii) the claim seeks an injunction or equitable relief against the Indemnified Party (or against the Company or any Company Subsidiary, if the Indemnified Party is a Buyer Indemnified Party), and/or (iii) the Third-Party Claim materially exceeds the balance of the Indemnifying Party’s indemnity obligations hereunder. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement do not contain a release of the Indemnified Parties or would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) a finding or admission of a violation of Law by the Indemnified Party, or (iii) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of books and records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
SECTION 8.6.    Direct Claim Indemnification Procedures. Each Indemnified Party may assert, in good faith, any bona fide claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by delivering to the Indemnifying Party reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnified Party’s determination to make a claim under this Article VIII) a Claim Notice in respect thereof; provided that the failure to timely or duly give a Claim Notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.
SECTION 8.7.    Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article VIII:
(a)    The parties to this Agreement shall allow, and shall cause their Affiliates to allow, the Indemnifying Party and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.
(b)    Each party to this Agreement shall disclose to the others all material of which it is aware which relates to the claim and shall, and shall cause its Affiliates and all of their respective employees and financial, accounting and legal advisors to, provide such information and assistance as the other parties or their financial, accounting or legal advisers shall reasonably request, including:
(i)    reasonable access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the requesting party); and
(ii)    the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records, subject to reasonable accommodation to address confidentiality and attorney-client privilege concerns.
SECTION 8.8.    Limitations on Liabilities. Notwithstanding anything to the contrary contained in this Agreement:
(a)    No Indemnifying Party shall be liable to pay any amount in discharge of a Third-Party Claim or Direct Claim unless and until the Loss in respect of which the claim is made has become due and payable; provided that an Indemnified Party may timely deliver a Claim Notice or Direct Claim for a Loss without regard to whether such Loss is then due and payable. The parties shall cause their representatives to meet, confer and negotiate in good faith in order to resolve Third-Party Claims and Direct Claims pending as of the Final Survival Date.

(b)    Neither a Buyer Indemnified Party, nor the Buyer Indemnified Parties as a group or class, shall be entitled to recover from Seller and AHG, collectively, pursuant to this Article VIII (or otherwise, including pursuant to Section 2.5 or Section 6.7) more than once in respect of the same Losses suffered. Neither a Seller Indemnified Party, nor the Seller Indemnified Parties as a group or class, shall be entitled to recover from Buyer pursuant to this Article VIII (or otherwise, including pursuant to Section 2.5) more than once in respect of the same Losses suffered.
(c)    No Indemnifying Party shall be liable under this Article VIII for any punitive or exemplary damages except to the extent awarded to a Person other than the Indemnified Party pursuant to a Third-Party Claim.
SECTION 8.9.    Adjustments to Losses.
(a)    Reserves and Provisions. Notwithstanding anything to the contrary herein, in calculating the amount of any Loss for which any Buyer Indemnified Party is entitled to indemnification hereunder, the amount of any reserve, other negative provision or Loss reflected on the Closing Date Balance Sheet and to the extent specifically related to the facts of such Loss shall be deducted.
(b)    Reimbursement. If any Indemnified Party or the Company or the Company Subsidiaries actually recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates such Indemnified Party or the Company or the Company Subsidiaries (in whole or in part) in respect of any Loss which is the subject matter of the claim, such Indemnified Party shall reduce or satisfy, as the case may be, the Losses in respect of such claim to the extent of such actual recovery or, if an indemnification payment in respect of such Loss had been previously paid, should pay over the amount of such recovery to the Indemnifying Party.
SECTION 8.10.    Characterization of Indemnification Payments/Carryforward NOL Payments. All payments made (or deemed to be made, in accordance with this Agreement) by an Indemnifying Party to an Indemnified Party with respect to any claim pursuant to Section 8.2 or Section 8.3, and payments made pursuant to Section 8.12 or Section 6.7(h), shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Initial Equity Purchase Price or additional purchase price for Tax purposes.
SECTION 8.11.    Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.
SECTION 8.12.    Payment.
(a)    If any Buyer Indemnified Party delivers to Seller any Claim Notice pursuant to Section 8.5 or Section 8.6 (each, a “Buyer Claim Notice”), then Buyer shall provide to the Escrow Agent of copy of such Buyer Claim Notice. Upon receipt of a copy of the Buyer Claim Notice from Buyer, the Escrow Agent shall, pursuant to the Escrow Agreement, set aside and hold as a reserve to cover the Third-Party Claim or Direct Claim in respect of which such Buyer Claim Notice was delivered (each, a “Buyer Indemnity Claim”) such portion of the Escrow Amount equal to the

Claim Amount set forth in such Buyer Claim Notice, until there is a final resolution of such Buyer Indemnity Claim.
(b)    In the event a claim for indemnification under this Article VIII shall have been finally determined, the amount of the related Loss, if such Loss is owed to a Buyer Indemnified Party pursuant to Section 8.2(a) or (b), shall be paid by means of release of all or part of the Escrow Amount pursuant to the Escrow Agreement. In the event that such Loss is owed to a Buyer Indemnified Party pursuant to Section 8.2(c), (d) or (e), the Loss shall be paid, at the Buyer Indemnified Party’s option, either by means of release of all or part of the Escrow Amount pursuant to the Escrow Agreement or by wire transfer by AHG to such Buyer Indemnified Party of immediately available funds, within three (3) Business Days after such final determination. In the event that such Loss is owed to a Seller Indemnified Party, the Loss shall be paid by Buyer, to such Seller Indemnified Party, by wire transfer of immediately available funds, within three (3) Business Days after such final determination. Any payments required to be made by Seller or AHG to any Buyer Indemnified Party pursuant to Section 8.2 shall not be offset against any payments required to be made by Buyer to any Seller Indemnified Party pursuant to Section 8.3, and any payments required to be made by Buyer to any Seller Indemnified Party pursuant to Section 8.3, shall not be offset against any payments required to be made by Seller or AHG to any Buyer Indemnified Party pursuant to Section 8.2. Any claim, the Indemnifying Party’s liability therefor and the amount of the related Losses shall be “finally determined” or “finally resolved” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a Final Judgment shall have been entered concerning such matters. Any amounts due under this Section 8.12 which are not paid when due shall bear interest from such due date until paid at the prime rate as published in The Wall Street Journal, Eastern Edition on the due date.
SECTION 8.13.    Remedies. From and after the Closing, (a) the rights and remedies of Buyer and Seller, and any Indemnified Party, under this Article VIII are exclusive and in lieu of any and all other rights and remedies for monetary relief which Buyer and Seller, and any Indemnified Party, may have under this Agreement or otherwise against each other (or any of their respective Affiliates) in connection with the transactions contemplated by this Agreement, and (b) Buyer and Seller each expressly waives and releases and agrees to waive and release any and all other rights or causes of action for monetary relief it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law or otherwise with respect thereto, provided that the limitations set out in this Section 8.13 shall not apply (i) prior to the occurrence of the Closing, (ii) in the case of actual fraud or (iii) in respect of any (x) breaches of any obligation to pay any purchase price adjustment when due pursuant to Section 2.5(d), (y) breaches of the undertakings provided in Section 6.13, or (z) obligations under the Ancillary Agreements (other than the Contribution Agreements) or the Assignment Agreements.

ARTICLE IX
TERMINATION
SECTION 9.1.    Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)    by the mutual written consent of Buyer and the Seller Parties at any time prior to the Closing;
(b)    by either the Seller Parties or Buyer, by written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 2014 (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions to the Closing set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing Date) have been satisfied (or waived) or are capable of being satisfied by the Initial Termination Date, the Initial Termination Date may be extended by either Seller or Buyer for up to three (3) months from the Initial Termination Date (the Initial Termination Date, as it may be extended pursuant to this Section 9.1(b), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Article VII (other than those conditions which by their terms cannot be satisfied until the Closing Date) not being satisfied;
(c)    by either the Seller Parties or Buyer, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order;
(d)    by Buyer, by written notice to the Seller Parties, if the Seller Parties have breached or failed to perform any of their covenants or other agreements set forth in this Agreement or if any representation or warranty of the Seller Parties contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.2 would not be satisfied, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Seller Parties or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by the Seller Parties of notice in writing from Buyer, specifying the nature of such breach and requesting that it be cured; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 7.1 or Section 7.3 (other than those conditions which by their terms cannot be satisfied until the Closing Date) not being satisfied; or
(e)    by the Seller Parties, by written notice to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.3 would not be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by Buyer or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Buyer of notice in writing from the Seller Parties, specifying the nature of such breach and requesting that it be cured; provided that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if any of them is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 7.1 or Section 7.2 (other than those conditions which by their terms cannot be satisfied until the Closing Date) not being satisfied.
SECTION 9.2        Termination Fee
If (i) this Agreement is terminated by the Seller Parties or by Buyer pursuant to (x) Section 9.1(b) as the result of a failure of the condition set forth in Section 7.1(a), or (y) Section 9.1(b) as the result of a failure of the condition set forth in Section 7.1(b) resulting from any Antitrust Law, any Prohibitive Order enforcing any Antitrust Law, or any Action or Proceeding seeking to enforce any Antitrust Law, or (z) Section 9.1(c) as the result of a Prohibitive Order enforcing any Antitrust Law, and (ii) all of the conditions to Closing set forth in Section 7.2 (A) (a), 7.2 (A) (b) and 7.2 (A) (h) would be satisfied if the Funding Time and the time of such termination were identical, then (p) Buyer shall promptly, but in no event later than two (2) Business Days following such termination, pay to, or to the order of, Seller a termination fee of $25,000,000 (the “Termination Fee”), payable by wire transfer of same day funds and (q) (a) the right of Seller to receive payment of the Termination Fee under this Section 9.2 shall be exclusive and in lieu of any and all other rights and remedies for any monetary, injunctive or other relief which any of the Seller Parties or any of their respective Affiliates may have under this Agreement or otherwise against Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, and (b) each Seller Party expressly waives and releases and agrees to waive and release any and all other rights or causes of action for any monetary, injunctive or other relief it or its Affiliates may have against Buyer or its Affiliates now or in the future under any Law or otherwise with respect thereto.
SECTION 9.3    Effect of Termination.
(a)    Except as provided in Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall thereafter become void and have no further force and effect, and no party (nor any of its Representatives or Affiliates) shall have any liability to any other Person; provided that (i) the obligations of the parties hereto contained in this Section 9.3, Article X and the Confidentiality Agreement shall survive the termination of this Agreement and (ii) except as provided in Section 9.2, nothing herein shall relieve any party from any liability or damages to the extent that failure to satisfy the conditions of Article VII results from a breach of any covenant or agreement made by such party (including the agreement to effect the Closing).
(b)    In the event that this Agreement is terminated pursuant to Section 9.1, (i) Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to the Company (or destroy and, at the request of Seller, provide confirmation of such destruction in a manner reasonably acceptable to Seller), and will cause its

Representatives to return to the Company (or destroy and, at the request of Seller, provide confirmation of such destruction in a manner reasonably acceptable to Seller), all of the documents and other materials received from the Company or the Company Subsidiaries or their respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Buyer shall comply with all of its obligations under the Confidentiality Agreement and (ii) Seller and the Company shall, and shall cause the Company Subsidiaries to, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Buyer (or destroy and, at the request of Buyer, provide confirmation of such destruction in a manner reasonably acceptable to Buyer), and will cause its Representatives to return to Buyer (or destroy and, at the request of Buyer, provide confirmation of such destruction in a manner reasonably acceptable to Buyer), all of the documents and other materials received from Buyer or its Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Seller and the Company shall, and shall cause the Company Subsidiaries to, comply with all of their obligations under the Confidentiality Agreement.
ARTICLE X
MISCELLANEOUS
SECTION 10.1.    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or sent by facsimile or by overnight courier to the parties hereto, in each case with a copy sent via electronic mail (if an electronic mail address of the party to whom the relevant communication is being made has been designated pursuant hereto and remains a working electronic mail address), at the following addresses (or at such other addresses as shall be specified by like notice):
If to Seller or AHG (and, prior to Closing, the Company) to:
Apria Holdings LLC
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attn: Neil P. Simpkins
Phone: (212) 583-5000
Fax: (212) 583-5749
Email: simpkins@blackstone.com
With a copy to (which shall not constitute notice for purposes of this Agreement):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:     William R. Dougherty
Phone: (212) 455-7295

Fax:    (212) 455-2502
Email:    wdougherty@stblaw.com
If to Buyer or Parent (and, after the Closing, the Company), to:
Ocean Acquisition Sub, L.L.C.
c/o CVS Caremark Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attn: Thomas M. Moriarty
Phone: (401) 770 5415
Fax: (401) 216 3758
Email: Thomas.Moriarty@CVSCaremark.com

With a copy to (which shall not constitute notice for purposes of this Agreement):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Matthew G. Hurd
Phone: (212) 558 3122
Fax: (212) 558 3588
Email: hurdm@sullcrom.com
All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, or overnight courier, on the day delivered or, if by electronic mail or facsimile, on the next Business Day following the day on which such electronic mail or facsimile was sent; provided that a copy is also sent by overnight courier.
SECTION 10.2.    Entire Agreement. This Agreement (including the Disclosure Schedules and all Exhibits hereto) and the other documents and agreements referred to herein or entered into concurrently herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, undertakings and understandings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. The parties hereto agree that this Agreement (including the Exhibits hereto and the Disclosure Schedules), and the terms and conditions of this Agreement constitute “Information” for all purposes of the Confidentiality Agreement.
SECTION 10.3.    Expenses. Except as may be otherwise specified herein (including Sections 6.6(b) and 6.7(d)), all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.4.    Publicity. No party or Subsidiary of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller and Buyer (which shall not be unreasonably withheld), except as may be required by Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, further, that neither Seller nor any of its Subsidiaries shall make any announcement or communication to any employees, customers and other business relations of the Company and the Company Subsidiaries in respect of this Agreement or the transactions contemplated hereby without Buyer’s prior written consent, which shall not be unreasonably withheld.
SECTION 10.5.    Amendment and Waiver. Any provision of this Agreement or any Exhibit hereto or the Disclosure Schedules may be amended or waived if, and only if, such amendment or waiver is in writing and duly executed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
SECTION 10.6.    Parties in Interest; No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Indemnified Parties or Section 6.6(g) with respect to the Financing Sources, this Agreement is for the sole benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 10.7.    Assignment; Binding Effect. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Seller and Buyer, except that Seller and Buyer may assign any or all its rights and obligations under this Agreement to any of its wholly owned Subsidiaries so long as such wholly owned Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided that no such assignment shall release Seller or Buyer from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 10.7 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
SECTION 10.8.    Section Headings. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
SECTION 10.9.    Disclosure Schedules. If a disclosure is made in one of or in any part of any of the Disclosure Schedules, such disclosure will be deemed to have also been made in each other part of the Disclosure Schedules to the extent the relevance of such disclosure to such other part of the Disclosure Schedules is reasonably apparent on its face. The reference to or listing, description, disclosure or other inclusion of any item or other matter, including any charge, violation, breach, debt, obligation or liability, in the Disclosure Schedules shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of, breach or default under, any contract, agreement, note, lease or otherwise.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, applicable Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Notwithstanding the use of the terms “material,” “Seller Material Adverse Effect,” “Company Material Adverse Effect” and “Buyer Material Adverse Effect” in this Agreement, the inclusion of any particular disclosure in the attached Disclosure Schedules shall not, of itself, mean that the item or matter so disclosed is material, is required to be disclosed or would be likely to constitute a Seller Material Adverse Effect, Company Material Adverse Effect or Buyer Material Adverse Effect. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Seller Material Adverse Effect,” “Company Material Adverse Effect,” “Buyer Material Adverse Effect” or any similar qualification in this Agreement.
SECTION 10.10.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof), to any Person or entity or any circumstance, is held invalid, illegal or unenforceable by any court, (i) the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the parties hereto and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 10.11.    Governing Law; Consent to Jurisdiction.
(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)    Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and venue of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (“Applicable Courts”) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not, and it will cause its Subsidiaries not to, bring or support any such suit in any court other than such courts of the State of New York, as described above, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of New York, as described above, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of New York.
SECTION 10.12.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.12.
SECTION 10.13.    Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. The execution and delivery of the signature page, including the electronic delivery of the actual signature, by any party will constitute the execution and delivery of this Agreement by such party.
SECTION 10.14.    Specific Performance Without intending to limit the remedies available to the parties hereunder, the parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the Applicable Courts to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the Applicable Courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. Each party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.
SECTION 10.15.    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons or entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or, except in the case of actual fraud, for any claim or Action based on, in respect of or by reason of the transactions contemplated by this Agreement.
SECTION 10.16.    Time for Performance. Time is of essence with regard to any time, date or period set forth or referred to in this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each Party as of the date first above written.
APRIA HOLDINGS LLC

By: /s/ John G. Figueroa
Name:    John G. Figueroa
Title:    Chief Executive Officer

APRIA FINANCE HOLDINGS, INC.

By: /s/ John G. Figueroa
Name:    John G. Figueroa
Title:    Chief Executive Officer

OCEAN ACQUISITION SUB, L.L.C.

By: /s/ David M. Denton
Name:    David M. Denton
Title:    Executive Vice President and Chief
Financial Officer

CVS CAREMARK CORPORATION

By: /s/ David M. Denton
Name    David M. Denton
Title:    Executive Vice President and Chief
Financial Officer

Solely for the purposes of Section 6.13 and the applicable provisions of Article VIII:

052538-0012-10143-Active.14513963.25

APRIA HEALTHCARE GROUP INC.

By: /s/ John G. Figueroa
Name:    John G. Figueroa
Title:    Chief Executive Officer